Exhibit 10.2

DIRECTORY SERVICES AGREEMENT

This DIRECTORY SERVICES AGREEMENT (“AGREEMENT”) is made and entered into effective as of the 1st day of September, 2002, by and between CBD Media LLC., a Delaware limited liability company with its principal offices located at 312 Plum Street, Suite 900, Cincinnati, Ohio 45202 (hereinafter referred to as “CBD and/or Publisher”), and L. M. BERRY AND COMPANY (“BERRY”), a Georgia corporation with its principal offices located at 3170 Kettering Boulevard, Dayton, Ohio 45439 (CBD and BERRY, collectively, the “Parties”).

RECITALS

WHEREAS, BERRY currently provides directory services as CBD’s exclusive agent by virtue of the Directory Advertising and Marketing Agreement effective July 14, 1996, as assigned to CBD Media, LLC for CBD branded directories and on-line yellow pages; and

WHEREAS, the Parties are desirous of continuing that business relationship under the terms of this AGREEMENT commencing with the publication of the June 2003 directories.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties agree as follows.

FORMAT

This contract is a DIRECTORY SERVICES AGREEMENT (“AGREEMENT”) stating the terms and conditions which govern the rights and duties of the Parties in respect to the publication

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of the Directories, on-line yellow pages and related services and products as hereinafter more fully described.

Schedules are annexed hereto and are incorporated herein by reference and are made a part hereof, are subject to all the terms and conditions of the AGREEMENT and contain such additional terms and conditions as are agreed to by the Parties. In the event of any conflict between the terms of this AGREEMENT and the terms of a Schedule, the terms of the Schedule shall control and govern.

DEFINITIONS

Advertiser: Shall mean any entity which purchases Advertising subject to this AGREEMENT.

Advertising: Shall mean Local Advertising, Foreign Advertising, National Advertising, Electronic Advertising, including Internet, CD-ROM, Audiotext, etc., collectively.

Core Services: Shall mean the Yellow Pages Directories, Internet Directory published by CBD, as well as the Talking Yellow Pages and any Directories furnished on CD Rom as each currently exists.

Non-Core Services: Shall mean all services or products of CBD other than Core Services.

Designated Area: Shall mean the geographic area covered by the White Pages as published by Cincinnati Bell Telephone Company (“CBT”) (as that area now exists or is expanded by CBT) and the additional current geographic areas where the Yellow Pages Directories and Internet Directories published by CBD are distributed.

Designated Area Classified Directories or Yellow Pages Directories: Shall mean the

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classified or Yellow Pages portions of telephone directories published by CBD.

Designated Area Internet Directory or Internet Directory: Shall mean the electronic, web-based yellow pages directory published by CBD.

Designated Area White Page Directories: Shall mean the alphabetical business or White Pages portions of telephone directories published by CBT.

Designated Area Directories or Directories: Shall mean the Designated Area Classified Directories and the Designated Area White Page Directories, and the Designated Area Internet Directory.

Billed Advertising Revenues: Shall mean the total published Advertising revenues (excluding reciprocal revenue) of any directory or electronic product or service without deduction for any uncollectibles, out of business/disconnects, chargebacks, commissions, customer adjustments, publishing errors, telephone company errors, bankruptcies and/or reductions to assist in company relations, whether assessed by CBD or by BERRY. With respect to revenues derived solely from National Advertising, however, any amounts paid or payable as agency or selling company commissions shall be deducted from Billed Advertising Revenues in determining Net Billed Revenues and Net Collected Revenues.

Net Billed Revenues: Shall mean all amounts of Billed Advertising Revenues less: (i) revenues not billed as the result of disconnects or cancellations, adjustments, free space, and uncollectibles during the billing cycle; (ii) any base and/or incentive commissions payable to Certified Marketing Representative (“CMR’s”) for placement of National Advertising; and (iii) any sales, use or similar tax or surcharge attributable to Directory Advertising imposed on Advertisers or Directory Advertising Revenues and collected by CBD or BERRY.

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Net Collected Revenues: Shall mean all amounts of Net Billed Revenues actually collected. Also not included in Net Collected Revenues is any commissions payable to CMR’s for placement of National Advertising.

Foreign Advertising: Shall mean directory advertising placed by business telephone subscribers with exchanges not listed as local exchanges for the Directories and which does not qualify as National Advertising.

Local Advertising: Shall mean any and all advertising placed in the classified Yellow Pages Directories, business White Pages Directories (not including advertising for which CBT receives revenue from the business alphabetical section of the White Pages Directory product), Internet Yellow Pages, electronic based directory products, or audiotext directory sections, or any other specialty advertising items, including paid listings or space advertisements, by Advertisers within the Designated Area.

National Advertising: Shall mean directory advertising placed by a national advertiser as a part of and subject to CBD’s guidelines and specifications for national yellow pages service.

Publisher Information: Shall mean the following information, whether originals or duplicates, and all common law and statutory rights and powers which rise out of such information: (i) all Advertising records; (ii) all records and data related to Advertisers and all other customers/subscribers of CBD; (iii) all proprietary information, data and materials provided by CBD to BERRY; (iv) all reports, studies and other materials paid for or developed solely for CBD by BERRY or third parties at CBD’s request; (v) all information, data and materials obtained by BERRY from CBD, any Advertiser or any CBD customer/subscriber relating to such CBD customer/subscriber’s actual or proposed listings or advertising program for the Directories; (vi) all

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data bases including alphabetical, classified directory data bases, electronic advertising data base systems and software developed for and relating primarily to CBD or Directories and including the Yellow Pages Database; and (vii) all Subscriber Information; (viii) all materials that meet the definition of “trade secrets” as defined in the Ohio Revised Code Section “1333.61” and (ix) all information, data and materials, including artwork, ad design and spec art, developed by BERRY in performing advertising or marketing services hereunder.

BERRY Information: Shall mean all advertiser and market information that is used or combined with BERRY proprietary software, systems, or information resulting in information or data bases that are not customer specific or do not relate solely to CBD customers or markets or customer information or analysis shall remain the property of BERRY without restriction (collectively “BERRY Information”).

White Pages: Shall mean an alphabetical listing, by name, of all subscribers, other than those with non-published numbers, with addresses (complete with zip codes) and telephone numbers, to one of the local exchange providers, included ILEC and CLEC, and access services of CBT, together with the public service or preliminary pages required or desired to be included in each Directory.

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Yellow Pages Database: Shall mean a database(s) including any or all of the following elements: (i) listed business name, (ii) listed business address, (iii) listed business 10-digit telephone number, (iv) customers ID(s) or account identifiers, (v) business and/or product heading name and code for each free and/or paid appearance by Directory, (vi) Directory code and name, (vii) unit(s) of advertising billable rate(s), (viii) billing telephone number, (ix) all listing, in-column, display and specialty advertising content (provided in an acceptable publishing industry standard digital format), (x) daily service order updates, additions, deletions, corrections and changes from Incumbent and Competitive Local Exchange Carriers (ILEC and CLEC), (xi) business billing address, (xii) name, title and contact information for each paid advertisement, (xiii) name, title and date of executed advertiser contract or National order transmittal, and (xiv) other additions and enhancements supplied by CBD or developed by Berry in conducting business on behalf of CBD for current or any future print or electronic directory offerings. The intent of this definition of Yellow Pages Database is to establish the necessary and critical database elements necessary to facilitate the production and publishing of Print and Internet Directories in the event BERRY is not providing services under this AGREEMENT other than services under the Winding Down Procedures set forth in this AGREEMENT.

Customer Relationship Management Records/Databases: Shall mean a database(s) or written documentation of all customer interactions, exchanges and outcomes related to claims, adjustments, production/technical assistance for Internet problem resolution, or any other relevant customer information that would facilitate on-going customer relationships.

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RELATIONSHIP OF THE PARTIES

The nature of this AGREEMENT is that of a commission contract whereby BERRY shall be compensated on a commission basis for services performed unless otherwise specifically stated.

It is understood and agreed that BERRY and its agents and employees are neither agents nor employees of CBD or any CBD subsidiary. As such, neither BERRY, its agents nor employees shall have any authority to act for or on behalf of, or to obligate CBD or any of its affiliates (as hereinafter defined) to any contract or in any other manner not specifically authorized by this AGREEMENT except as authorized in writing by CBD.

PUBLISHER OF THE DIRECTORIES

CBD is and shall be the publisher of the Yellow Pages Directories and the Internet Directory and shall copyright the Yellow Pages Directories and the Internet Directory in its name. CBT is the publisher of the White Pages Directories in the name of Cincinnati Bell Telephone/Broadwing. BERRY hereby grants and assigns to CBD all its rights, title, and interest (including, without limitation, all copyrights and all other proprietary rights throughout the world) in and to content contributed to the Directories by or at the direction of BERRY and its contractors pursuant to this AGREEMENT, with the exception of BERRY Information. The Directories shall be published at approximately twelve (12) month intervals, the Internet Directory shall be published continuously throughout the year or on a schedule that best meets the needs of the market and business. As publisher, in addition to those general rights afforded publishers, CBD owns the Directories and has full discretion and is responsible for all policies and

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procedures associated with the Directories, including but not limited to the right and sole authority to establish and maintain all policies and procedures related to the printing, advertising, and distribution of all Directories, the right to establish its own specifications for the Directories to be published, set credit policies, refuse or accept advertising based on credit considerations, exercise its own discretion as to content of advertising it will accept, determine its own advertising and commission rates, determine the scope and duration of each of its Directories, determine the publishing dates for each of its Directories, determine product mix and new product introduction, and the right, upon reasonable notice to BERRY (reasonable notice for purposes of this paragraph is defined as not less than six (6) weeks prior to sales start, unless BERRY agrees otherwise), to make any changes in any directory covered by this AGREEMENT, including the merging, combination or reformatting or elimination of any directory covered by this AGREEMENT.

In addition to those general rights afforded publishers listed above, as publisher of the Internet Directory, CBD has full discretion and is responsible for all policies and procedures associated with the Internet Directory, including determining the portal design/user interface/search engine logic, determining site functionality and vendor selection, and determining product and application enhancements. CBD has the right, upon reasonable notice to Berry, to alter or change core database platforms, web-site production platforms and technical architecture as business and marketplace needs change. CBD will be responsible for all of CBD’s expenses associated with any transition activities it initiates. Berry will be responsible for all expenses, unless otherwise mutually agreed upon, resulting from platform and/or technical requirement changes voluntarily initiated by Berry. Should Berry be required to make platform or technical requirement changes due to vendor requirements and/or the failure or refusal of any vendor to provide contracted services, Berry shall pay a percentage of the resulting expenses equal to the Local Base

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Commission Rate for the year that the change becomes required, absent mutual agreement otherwise.

The Directories, unless altered by CBD or CBT, shall generally have the same specifications and format as the directories published by CBD and CBT in 2002. In the event that CBD elects to materially modify the Directories, CBD shall provide BERRY with the modifications to be made, the associated costs, and will mutually agree with BERRY on a timetable for the introduction of the modifications and the expense sharing. Expenses will be shared based upon the relative benefits and burdens received or incurred by BERRY and CBD as a result of the modifications. Should the parties be unable to agree, the Dispute Resolution provisions of this AGREEMENT shall apply.

While maintaining its final authority to make changes, CBD agrees to consult with BERRY before making any “material” directory, printing, publishing, distribution changes, or changes to the technical architecture, production platform and tools, and/or the introduction of new applications, to the Internet Directory which may affect BERRY’s obligations thereunder. Should any such changes, or any change in CBD’s business structure, including ownership, “materially” affect BERRY’s ability to perform or “materially” impact BERRY’s financial commitments or operational expenses, the parties agree to discuss the application and extension of the terms of this AGREEMENT to reflect the impact of such material change. Should the parties be unable to agree, the Dispute Resolution provisions of this AGREEMENT shall apply.

CBD’s customer service policies, practices and guidelines are detailed in the Claims, and Adjustments Schedule attached hereto. If, during the term of this AGREEMENT, BERRY proposes modifications to these policies, practices or guidelines, BERRY will submit the proposed changes to CBD in writing and CBD shall promptly review, approve or disapprove the proposed

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modification.

CBD and BERRY shall meet to discuss advertising pricing strategies for all Print and Internet products through the scheduled planning process. Pricing strategies and prices shall be determined as are in the best interests of CBD, its customers and its Directory users through consideration of various factors including, without limitation, the following factors: applicable industry growth forecasts utilizing a variety of mutually agreed upon sources, the reasonable value of marketing programs, use of pricing sensitivity or regression analysis and modeling techniques, and the value of continuing improvements in processes. CBD retains final and sole approval authority of the advertising rates for each year prices. CBD has put forth the process for setting of annual and specific directory sales, marketing, production and service objectives in the KPI Schedule attached hereto (Schedule H). Should the parties be unable to reach agreement regarding the KPI objectives, the Dispute Resolution provision of this AGREEMENT shall be invoked.

APPOINTMENT OF AGENT

CBD hereby appoints BERRY as its exclusive agent, except as provided herein, for the sale of print, audio, electronic and Internet based advertising and services to businesses in the Designated Area upon the effective date of this AGREEMENT, and such specialty items and other advertising as are deemed appropriate by the Parties or elsewhere described in this Agreement.

CBD hereby appoints BERRY as its prepress agent and, on a non-exclusive basis, its Internet Production agent to perform all the prepress and Internet production responsibilities as are identified in the PrePress and Internet Production Schedules attached hereto.

As sales agent, prepress and Internet Production agent, BERRY shall sell advertising in the

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Directories and other mutually agreed upon products, update and manage listings in the Yellow Pages Directories and perform the marketing, customer service, research, production, technical support and prepress services as are detailed in this AGREEMENT and the attached schedules, all in accordance with policies and procedures formulated by CBD. It shall be BERRY’s responsibility to implement CBD’s policies and procedures to CBD’s satisfaction and in a manner that is consistent with BERRY’s obligations as set forth in this AGREEMENT and as agent for CBD. In the event that CBD objects to any of the operational practices of BERRY in performing its obligations herein, CBD shall promptly notify BERRY in writing of such objection and BERRY immediately upon receipt of the notice shall investigate the cause of the objection, propose a resolution for the objection and implement the resolution following its acceptance by CBD. Should the Parties disagree as to the method or implementation of correction, the matter shall be resolved through the Dispute Resolution process.

BERRY will assist CBD in further developing the awareness and recognition of the “Cincinnati Bell Yellow Pages” brand within the local and National markets. BERRY’s sales representatives will identify themselves as CBD’s agents in all communications (printed, electronic, or spoken word) with advertisers, National sales representatives, directory users, and any letterhead, forms, sales collateral, business cards or logos will conspicuously identify: “Cincinnati Bell Yellow Pages”. All business cards, letterhead, forms, sales collateral and other materials used in connection with the CBD account, any CBD advertiser, or BERRY’s performance of its obligations under this AGREEMENT must be reviewed and approved by CBD prior to their use.

BERRY, as agent for CBD, is required by this AGREEMENT to make certain presentations and to provide certain reports during the course of the year. In order to assure that these

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presentations and reports are provided in a timely manner, the parties agree to present these presentations and reports pursuant to the Annual Schedule of Presentations and Reports, attached as Schedule G. Additional reports and presentations, or changes to the prescribed Schedule may be reasonably required to meet the changing needs of the business. New, changed or elimination of presentations and/or reports relating to Core Services, at the sole discretion of CBD, must be presented to either party in writing and given reasonable notice to turnaround.

RELATED AND NEW PRODUCTS

In addition to its rights and obligations set forth herein, BERRY, as agent for CBD within the Designated Area, hereby agrees and is obligated to sell and provide operational and supporting services for any new products or services introduced by CBD related to Core Services. BERRY’s performance of its obligations regarding these new core products shall be compensated at the same commission basis that BERRY receives for the performance of its other obligations hereunder. For the term of this AGREEMENT, the parties agree to continue to maintain and fund the current New Product Fund which will be utilized to pay for obligations arising out of the development, research, and introduction of new or enhanced advertising services. The liability of the fund will be recorded and maintained on CBD’s books and it will be funded in 2003 and 2004 in accordance with the Directory Advertising and Marketing Agreement effective July 14, 1996. CBD will continue to have all final decisions for use of the monies. To the extent that any monies allocated to the fund are not utilized in any publication cycle year, those monies will remain in the fund and be used in the following cycle years. Upon expiration or termination of the AGREEMENT, any unused funds shall be returned to the Parties in the ratio of their respective contributions.

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BERRY’S ROLES AND RESPONSIBILITIES

BERRY shall provide all sales and sales related functions as follows:

Recruit, hire, train and employ a professional sales force, including sales managers, premise and telephone sales representatives, Internet fulfillment representatives, clerical, sales training, customer service, graphic artist, collection managers, marketing liaison and management personnel located in Cincinnati, Ohio, which is appropriate in both quantity and quality to exploit fully the opportunities for directory advertising in the Assigned Area. CBD shall be permitted to request that specific BERRY personnel refrain from providing services under this AGREEMENT. While BERRY shall maintain final authority, CBD may request BERRY’s assignment of additional customer service, sales support, sales or marketing specialists, or sales personnel to achieve the parties’ commitment to the highest level of customer satisfaction and Advertiser support.

BERRY commits that, at a minimum, BERRY will provide an average of forty-six (46) sales persons for the combined sales campaigns of CBD. BERRY is required to maintain an appropriate blend of sales representatives between sales segments and sales tiers in order to provide effective market coverage to maximize sales results and customer satisfaction levels. However, BERRY shall retain final discretion and shall be responsible for all decisions regarding BERRY employees. The following is the minimum composite sales organization structure for the annual sales campaign which runs from September to August showing the sales personnel requirements

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dedicated exclusively to that campaign:

Minimum Requirement
Sales Managers (1st Line):
Total Sales Managers	5

Premise Sales:
Sales Leader	8
Premise	21
Telephone Sales	17

Total Sales Representative	46

Berry commits to provisioning appropriate sales, sales management and administrative support and customer service personnel to provide industry leading service. BERRY agrees to provide the same level of overall staffing dedicated to BERRY’s Cincinnati annual sales campaign as it currently and historically has operated. CBD agrees that BERRY may submit, at least thirty (30) days prior to the start of each annual sales campaign, a sales staffing proposal to CBD for review. If CBD agrees to the sales staffing proposal, the proposal shall be adopted. If CBD does not agree with the proposal, the staffing for the annual sales campaign shall be as set forth herein. BERRY commits its sales representatives to maintain year round contact with CBD’s Advertisers and to reasonably maintain annual customer-relationship continuity. Customer continuity should minimally be 65% from sales campaign to sales campaign. This requirement will be met if 65% of the customers from the prior sales campaign have the same sales representative assigned to them for the current sales campaign.

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(b)	In soliciting Advertising, BERRY shall use only forms containing terms and conditions as specified by and agreed to in advance by CBD. BERRY shall complete all forms and subscriber contracts fully and accurately. BERRY shall indemnify and hold harmless CBD from any challenges by customers as the result of BERRY’s use of non-authorized forms or contracts or from incomplete or inaccurately completed forms or contracts, and, subject to the terms of the Financial Schedule, shall reimburse CBD for any expenses or lost revenues as a result thereof. BERRY shall utilize only subscriber contracts and confirmation notices bearing the CBD name and containing all applicable terms and conditions authorized by CBD.

(c)	BERRY shall solicit potential Advertisers (i) in a professional and courteous manner using the name “Cincinnati Bell Yellow Pages”, and respecting CBD’s duties and obligations to the public, (ii) subject to any policies and/or procedures which CBD may establish as publisher, and (iii) in a manner consistent with CBD’s existing programs, policies or ethical standards; to achieve the highest advertising revenues consistent with the highest degree of directory accuracy, subscriber relations and directory usage.

(d)	Furnish to CBD or its printer, fully composed directory pages in a digitized format used to produce the 2002 directories, or to achieve the evolving industry standard for directory publishing. Fully composed directory pages would include but are not limited to all listing, trademark, in-column, and display ad content.

(e)	Provide Advertisers and potential Advertisers with speculative and final art and copy service as required by said Advertisers and as agreed to by the Parties.

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(f)	Provide Advertisers with such additional promotional and marketing services as are agreed to by CBD and BERRY and as are further described in the Marketing Schedule attached hereto.

(g)	Promptly and accurately confirm orders for Advertising and prepare credit, billing and other information for CBD to assist CBD in processing the orders and effectuating the adjustments as established, from time to time, by CBD and BERRY pursuant to the Prepress, Internet Production and Marketing Schedules attached hereto.

(h)	Provide well-qualified management and clerical support for the Advertising sales efforts and provide systems infrastructure, compensation and employee benefits comparable to other similarly situated BERRY personnel.

(i)	Provide and maintain all necessary sales support services including, without limitation, a comprehensive analyses of results, sales aides, secondary data sources and records of the performance of sales efforts and controls.

(j)	Adhere at all times to CBD’s objectives in order to render, as far as practicable, complete service to Advertisers and potential Advertisers by thoroughly understanding their needs.

(k)	Implement ethical practices and procedures, in effect on the execution date of this AGREEMENT and as modified from time to time thereafter by CBD, or as required by government agencies regulating CBD, with customer credit applications the collection of delinquent Advertiser accounts and the settlement of Advertiser claims and complaints.

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(l)	Provide to CBD such reasonable reports as are requested, that will enable CBD to analyze and evaluate sales results, canvass preparations and status or other material matters including, but not limited to, pre-and post-canvass reviews, interim 33% and 66% canvass reviews, error and adjustment reports, customer complaints, revenue forecasts, decrease and loss analyses, product analyses, marketing plans, collections and necessary billing information. Such reports shall be presented in a format agreeable to CBD and not inconsistent with BERRY MIS and data processing capabilities and timeframes.

(m)	Provide all required directory production services up to and including prepress and will transmit information as required to CBD’s directory printer. If BERRY has the capability to provide additional CBD requested services in a cost efficient manner, the parties agree to negotiate appropriate compensation for BERRY and amend this AGREEMENT to reflect such agreements.

(n)

Provide all required fulfillment and production services to allow for effective and efficient publishing of the Internet Directory. Production services shall include, but shall not be limited to, web-site production, listing enhancements, banner advertisements, integration of web-based applications and other items of advertising that may be introduced. CBD and BERRY recognize the dynamic nature of the Internet Directory publishing which may affect the production services required to meet business and market place needs. Therefore, any significant platform, operational, third party agreements, or technical changes proposed by either CBD or BERRY will be submitted in writing with reasonable notice so as not to disrupt

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customer relationships or subject either party to endure financial burdens or legal recourse. CBD will have final decision making authority to accept and/or implement proposed changes. The attached Internet Production Schedule contains details or services to be provided.

(o)	Provide all necessary Internet sales fulfillment and production reports on a mutually agreeable schedule, but not less than on a monthly basis that measure work flow metrics to ensure efficient production and after sales customer service. Reports will include summaries of key production services provided for the support of production fees and ongoing customer service/technical support that BERRY is required to perform for CBD. CBD and BERRY will mutually develop a list of reports that effectively meet the needs of the business.

(p)	Provide on a date established by the parties on a per directory basis, but no less than once each year, a complete list of all Advertisers, items of Advertising associated with each Advertiser, and dollar values associated with each item of Advertising and broken out by revenue and numbers of accounts by exchange (List of Business) as further described in the Marketing Schedule.

(q)	Provide and acquire Marketing databases that are market specific to the Cincinnati and surrounding markets and establish its Sales Ally system, which includes market-specific demographics and heading-specific collateral materials derived from industry or secondary resources, for the top 150 headings for all CBD Directories.

(r)	Continuation of BERRY’s segmented team selling concept, Tel-Sales voice recording system and local customer service.

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(s)	Accept the subscriber information provided by CBD and enter such information into BERRY’s selling and production systems providing sales leads to the appropriate sales channel (premise, telephone, or national), categorize the customer into the appropriate heading which best identifies that customer’s business, sell local, foreign, and national advertising and provide accurate and timely billing information to CBD’s billing processor to complete the client billing process.

(t)	Maintain a minimum of two graphic artists located in the Cincinnati office to support the local sales team and customer base. These artists will handle the immediate needs of the customers and sales representatives for spec support and occasional finished art and proof support. BERRY’s Nashville organization will act as additional spec support and BERRY’s Dayton organization will be the primary organization to produce finished art. BERRY agrees that all three locations will be operating from the same graphics system, and each will be positioned to support the needs of CBD in a cooperative and effective way.

(u)

Maintain a minimum of two Internet sales fulfillment specialists located in the Cincinnati Division office to support the local sales effort. Notwithstanding the above, if BERRY demonstrates that the sales fulfillment specialists can fulfill their roles and accomplish their tasks by use of the telephone or internet, CBD will allow the sales fulfillment specialists to be located other than in the Cincinnati Division of BERRY. Fulfillment specialists will handle all Internet sales order follow-up contacts (via premise call or telephone) to expedite the order to production workflow process. BERRY will provide additional fulfillment services as required through its

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Dayton or other comparable facilities.

(v)	Support CBD’s efforts in national sales channels as set forth in the National Schedule attached hereto.

(w)	Maintain and administer a Corporate Data Warehouse that contains all CBD’s sales and customer-related data necessary to generate Sales and Marketing Reports for pre, post and in campaign analyses. Dependent upon the capabilities of BERRY, CBD and the Corporate Data Warehouse, BERRY will generate report materials requested by CBD. BERRY will, at the reasonable discretion of CBD, provide CBD real-time access to Corporate Data Warehouse and its entire data set. If CBD or BERRY determine that inaccuracies exist in CBD’s data, or that CBD is not obtaining access to the data, BERRY will be financially responsible for correcting the errors or process.

(x)	Agrees to CBD co-locating in the same building in which BERRY is located; but not in the same physical space. Each of CBD and BERRY will be financially responsible for the arrangements each has made for their leased space and each party’s location will have separate entrances.

(y)	Agrees to work with CBD to aggregate paper purchasing at such times as conditions exist that provide both parties with additional leverage and a pricing advantage.

(z)

BERRY will provide to CBD no later than 30-days after the start of each sales campaign a complete digital file containing all existing and old prospect customer account information used by BERRY including but not limited to; Before Service Revenue (BSR) detail, UDACs for free and paid advertising, heading codes and

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name, directory codes and name, billing and listed name, address and telephone number, contact-name and sales rep assignment.

(aa)	BERRY will provide to CBD the entire “Yellow Pages Database” no later than 45 days after the end of each sales canvass. The database will be in a structured, digital format and provided on a standard medium used and readable by CBD.

ADDITION OF NON-CORE SERVICES OR GEOGRAPHIC AREA

If, during the term of this AGREEMENT, CBD desires to add Non-Core Services to its product offerings or provide Core Services outside the Designated Area, CBD will submit to BERRY (i) a description of the Non-Core Services or the geographic area where the Core Services will be offered, (ii) a description of the services that CBD would like BERRY to perform with respect to the Non-Core Services or in the new geographic area, and (iii) a timetable for the development of the Non-Core Services or the Core Services in the new geographic area and an expected date when such services shall first be offered to Customers. BERRY shall have sixty (60) days to determine whether it desires to amend the AGREEMENT and have the Non-Core Services or the Core Services in the new geographic area be covered by the AGREEMENT, or, if BERRY does not believe that the Non-Core Services or the Core Services in the new geographic area can be covered by this AGREEMENT, submit a plan or alternative to this AGREEMENT pursuant to which BERRY would assist CBD with respect to the Non-Core Services or the Core Services in the new geographic area and be compensated for that assistance. If (i) BERRY determines that it is not willing to act as sales agent for the Non-Core Services or the Core Services outside the Designated Area, (ii) if BERRY does not notify

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CBD within the sixty (60) days specified above, or (iii) CBD does not desire to proceed with BERRY pursuant to the plan or alternative prepared by BERRY, then CBD shall have the right to designate or develop a different sales channel for the Non-Core Services or the Core Services outside the Designated Area.

CONFIDENTIAL INFORMATION

Information Furnished by CBD.

(a) During the term of this Agreement, CBD shall furnish to BERRY (i) complete listing information for each issue of the White Pages Directories, and (ii) business subscriber information for use in the performance of BERRY’s duties under this AGREEMENT (collectively, “Subscriber Information”). BERRY shall compile, compose, and furnish to the printer all materials (for which BERRY is responsible) required for each issue of the Yellow Pages Directories.

(b) The business subscriber information that CBD shall make available to BERRY shall include business listing information and certain business account information for each issue of the Directories. This information shall be provided in a format and manner mutually acceptable to BERRY and CBD and shall be updated to reflect additions, changes, and deletions to the information previously provided. The information provided shall be consistent with information made available in the past for the preparation and publication of Directories in the Designated Area. The business account information provided shall be of the type that will allow BERRY to identify related accounts as in the past (i.e., a single business having multiple business telephone subscriber accounts that have a common billing address or ownership), billing telephone numbers, billing addresses, and foreign exchange or remote call forwarding accounts.

(c) CBD shall not, under any circumstance, provide to BERRY any information relating

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to a business telephone subscriber’s telephone usage or other information the provision of which may be in violation of state or federal law. Further, CBD shall not furnish any information which in its judgment is not reasonably necessary to the preparation of the Directories and should be kept private or withheld in the publication of the Directories.

Unless specifically provided to the contrary herein, nothing in this AGREEMENT, will be deemed to convey to BERRY any title or ownership interest in the Publisher Information. Publisher Information, whether originals or duplicates, is and shall remain the sole and exclusive property of CBD as Directory publisher. In no instance shall BERRY’s application, utilization or integration of Publisher Information in the performance of its obligations under this AGREEMENT, or otherwise, confer upon BERRY any right, claim or interest of a legal or equitable nature in the Publisher Information either during the term of this AGREEMENT or at its termination and thereafter or to the use of the Publisher Information, either during the term of this Agreement or at its termination and thereafter except in furtherance of its obligations herein.

Obligation of Confidentiality. BERRY and BELLSOUTH Advertising and Publishing Company (“BAPCO”) each agree that all Publisher Information is confidential and contains and incorporates proprietary information and trade secrets of CBD. BERRY and BELLSOUTH Advertising and Publishing Company each binds and obligates itself, its subsidiaries, its agents, and employees, not to sell, use, disclose or distribute to any entity, directly or indirectly, for any purpose whatsoever, other than in connection with the performance of this AGREEMENT, any Publisher Information furnished it or them or acquired by it or them, in connection with, under or by virtue of this AGREEMENT; and it is especially agreed that all order information, records, research data, electronic information, lists of names, telephone numbers and other data including, but not limited

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to, Advertiser or Subscriber contracts and computer software and Subscriber Information, furnished BERRY or developed or obtained by BERRY in connection with BERRY’s services under this AGREEMENT are furnished upon the express condition that such information or data will be used only in furtherance of the provisions of this AGREEMENT, and that all data bases, printed or electronic information furnished by CBD or developed by BERRY for use in connection with the performance of this AGREEMENT, will, unless otherwise exempted herein, be delivered to CBD immediately after the termination of this AGREEMENT. Furthermore, BERRY shall turn over to CBD not later than ten (10) days after CBD’s request and without charge to CBD any or all such information or data furnished or acquired by BERRY from any source, including all copies of such information or data, and BERRY shall certify to CBD that it has complied with the provisions of this paragraph.

BERRY and BELLSOUTH Advertising and Publishing Company and CBD agree that the Obligation of Confidentiality contained in the Directory Advertising and Marketing Agreement by and between Cincinnati Bell Directory Inc. and BERRY dated July 24, 1996 (the “1996 Agreement”) is hereby merged into the Obligation of Confidentiality set forth herein. Accordingly, any confidential information under that agreement shall remain as confidentiality information for the full period specified in this Agreement regardless of when the confidential information becomes known to BERRY.

The provisions of this Section shall survive termination or expiration of this AGREEMENT for a period of five (5) years.

License of Publisher Information. CBD hereby grants to BERRY a non-exclusive, royalty free license to use and/or copy Publisher Information solely for the purpose of performing

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its duties under this AGREEMENT. Except with respect to Publisher Information needed to provide continuing customer services or resolve any financial issues between the parties, upon the termination of the AGREEMENT the license granted hereunder shall be cancelled and BERRY shall return all Publisher Information to CBD and shall retain no copies of that information either in paper or electronic form. Upon completion of those customer services or resolution of those outstanding financial issues, all remaining Publisher Information shall be returned to CBD and BERRY shall retain no copies of that information either in paper or electronic form.

Access to Publisher Information. CBD shall have access to all Publisher Information, wherever maintained, at all times during the term of this AGREEMENT including, at CBD’s sole discretion and expense, the right to retain copies thereof. Further, CBD shall have the right, during normal business hours, to review and make copies of all Publisher Information or at BERRY’s actual cost to have BERRY supply CBD or its designee copies of Publisher Information in a form suitable to CBD.

Obligation of BERRY at Termination/Expiration. BERRY agrees that upon termination and/or expiration of this AGREEMENT or upon termination and/or expiration of any Directory covered by this AGREEMENT, BERRY, upon written request by CBD, in addition to CBD’s rights described elsewhere in this AGREEMENT, shall promptly (within five (5) days) return to CBD or its designee all Publisher Information in BERRY’s possession including complete and current copies of database(s) in an electronic format and medium reasonably acceptable to CBD. BERRY further agrees that it will demand and obtain, by whatever lawful means, the return of Publisher Information made available by BERRY to any third party. BERRY shall, however, have the right to retain copies of Publisher Information subject to the confidentiality provision of this

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AGREEMENT as are necessary to fulfill and discharge its obligations or as are required to comply with laws, regulations, or administrative regulation. Upon completion of all such duties, remaining copies will be destroyed or returned to CBD at CBD’s discretion, together with a certification by an officer of BERRY that all Publisher Information has been returned or destroyed as the case may be. BERRY shall bear all costs associated with providing such material including, but not limited to, costs or expenses for packing and shipping.

Rights of CBD upon Termination/Expiration. Upon termination and/or expiration of this AGREEMENT, CBD reserves the right to use its Publisher Information for any purpose whatsoever.

Rights of BERRY upon Termination/Expiration. Subject to the confidentiality and non-compete provisions contained in this AGREEMENT, upon termination or expiration of this AGREEMENT, BERRY shall have the same rights as any third party to obtain and use such CBD information as is generally available to the public as is required by practice, regulation or law.

Information Systems. Except as otherwise provided in this AGREEMENT, unless specifically jointly developed by the Parties with negotiated rights of use and ownership, all information systems utilized and developed by BERRY in connection with the provision of its services shall remain the sole and exclusive property of BERRY, its affiliates and/or agents. While CBD is granted a non-exclusive right to access certain identified systems and utilize specified software and hardware, such right or limited use license is limited to the term of this AGREEMENT and the respective duties of the parties. CBD is granted no title or ownership interest in any proprietary BERRY or affiliate or agent system, software or process and all information related to such shall be used and protected by CBD to the degree and in the manner BERRY is required to

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protect CBD confidential information. Upon termination or expiration of this AGREEMENT, CBD shall cease use of all such proprietary information systems and software and return to BERRY all such information systems and related documents in CBD’s possession.

LISTINGS TO BE INCLUDED IN THE YELLOW PAGE DIRECTORIES

a) Unless otherwise requested by the telephone subscriber, each business telephone subscriber shall be entitled, without charge in the printed and internet based Yellow Pages Directories, under a classification in the heading structure offered in the Directory that is the primary Directory for the telephone exchange serving the business subscriber, to one listing selected by the business telephone subscriber provided that such listing is in conformance with CBD’s listing practices. At CBD’s sole discretion, it will determine the listing policies and definitions of telephone subscribers for enclusion of listing within each printed or electronic directory.

b) BERRY shall exercise every reasonable effort to correctly include the listings for business telephone subscribers in each issue of the appropriate Yellow Pages Directory.

BILLING AND COLLECTION

CBD shall be responsible for the billing and collection of all Directory related revenues. CBD shall bill all local advertisers using its normal billing procedures or other appropriate method as agreed to by the parties. In addition to providing CBD with billing information, BERRY shall provide reasonable assistance to CBD’s collection practices through the efforts of BERRY’s local sales force. As a part of BERRY’s reasonable assistance, BERRY will maintain a collection manager position in the Cincinnati office to provide a dedicated collection source to assist CBD and

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the BERRY local sales force. CBD shall also have the same billing and collection responsibility for foreign, internet, electronic, audiotext and national revenues as CBD has today. BERRY shall continue to bill and provide support, such as tear sheets, for all national advertising accounts.

a)	CBD shall bill and, except as otherwise herein provided, attempt to collect all charges for advertising and related charges in the Directories.

b)	CBD, when collecting for such charges may follow the same standard collection methods and practices currently in effect, with such modifications as may be necessary to apply these standard practices to Directory advertising. Any account deemed uncollectible by CBD, at CBD’s discretion, will be either referred for collection or handled as CBD deems appropriate. CBD has the option to utilize a collection agent of its choice. CBD will determine what collection methods, including but not limited to referral to local attorneys, collection agencies or in-house collection, should be employed for each account.

Consistent with its present practice, BERRY shall supply to CBD in a suitable electronic format preliminary billing information including name, address, telephone number, advertising detail and special billing instructions so that CBD may review that information to minimize billing information deficiencies and errors. BERRY shall supply to CBD in a suitable electronic format or other means and hard copy (List of Business), complete billing information including name, address, telephone number, advertising detail and special billing instructions at least thirty (30) days prior to the advertising billing date of each Directory publication. In addition, BERRY will provide CBD or any party that CBD designates, in a suitable electronic format or other means as requested by CBD, containing all necessary billing information for internet or other specialty billed

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advertising including name, address, telephone number, advertising detail at least ten (10) days prior to the first of the month to be billed.

BERRY shall specify any changes to be made for any reason in monthly billing thereafter. These changes shall be reported to CBD and the reason for the said changes must be indicated on each change thirty (30) business days prior to the first affected billing date. In the event the billing change occurs within ten (10) business days of the first affected billing date following the change, the second affected billing date will apply. As CBD has worked with BERRY’s operations in Cincinnati and Dayton in the past to minimize billing information deficiencies and errors, BERRY will reimburse CBD for all direct and reasonable costs which CBD incurs to correctly bill the customer’s account provided that CBD knew and provided BERRY with the necessary information to cure the error prior to final bill tape being sent to CBD. CBD, as Publisher of the Directories, sets credit policy and has the right to accept or reject advertising based upon credit considerations. Should BERRY sell advertising to accounts which were not approved by CBD and such accounts are not paid in full within eighteen (18) months of publication, then BERRY shall reimburse to CBD 18.5% of the account’s unpaid balance.

TERM

The term of this Agreement, unless earlier terminated or extended by mutual agreement or pursuant to the terms of this Agreement as stated elsewhere herein, shall be effective September 1, 2002, commencing with the services necessary for publication of the June 2003 directories (Cincinnati, Northern Kentucky, White Pages, KY Neighborhood and Ohio Neighborhood), and terminates August 31, 2009 with the November 2009 issues of the Directories (the “Term”), with

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regard to the sales function that BERRY performs in connection with November 2009 Directories, except, that BERRY’s obligations under various Sections of this Agreement and all other obligations in connection with the November 2009 Directories which by their nature should continue until the November 2010 Directories or the next issue of such Directories is published will continue in full force and effect. Notwithstanding the above, all compensation due BERRY hereunder with respect to all directories published prior to the June 2005 Directories, shall be the same as paid under the 1996 Agreement. All indemnification and other provisions of this Agreement that have payment or reimbursement obligations based on the commission rates set forth in the 1996 Agreement shall be unchanged with respect to all Directories published prior to the June 2005 Directories.

TERMINATION

Either party may terminate this Agreement in the event the other breaches or fails to perform any material obligation hereunder upon the following conditions.

1) The party asserting the breach shall give written notice specifying in reasonable detail the nature of the breach and the remedy required (the “Cure Notice”).

2) The party in breach shall respond in writing to the Cure Notice detailing the specific actions it will take to cure the breach within ninety (90) days or if the breach is not reasonably curable within 90 days, the actions it will take to cure the breach within one hundred thirty-five (135) days of receipt of the Cure Notice.

3) If such cure is not achieved, the party asserting the breach shall be entitled to declare the Agreement terminated by giving written notice (the “Termination Notice”) effective either upon

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completion of the Directory sales campaign (November or June) then in progress or upon completion of the next succeeding Directory sales campaign.

In addition to the right to terminate for a material breach, the parties shall have the following specific rights of termination:

1) CBD may terminate this Agreement if BERRY shall fail to achieve “minimum” aggregate KPI objectives for any two (2) consecutive annual directory cycles during the Term. To terminate for this reason, CBD must give BERRY written notice of termination effective, in CBD’s sole discretion, either upon completion of the Directory sales campaign (November or June) then in progress or upon completion of the next succeeding Directory sales campaign.

2) CBD may terminate this Agreement upon the assignment (other than an assignment pursuant to the sale of all or substantially all of the assets of BERRY, the sale of the stock of BERRY, or any merger, consolidation or similar transaction involving BERRY) of BERRY’s responsibilities to a third party not authorized by CBD and not within the control group of companies owned by BERRY or BellSouth Corporation. Upon such an assignment CBD, upon written termination notice, shall have the right to terminate this Agreement effective, in CBD’s sole discretion, either upon completion of the Directory sales campaign (November or June) then in progress or upon completion of the next succeeding Directory sales campaign.

3) Either party, upon sixty (60) days written notice, may terminate this Agreement upon a declaration, filing or finding of bankruptcy or insolvency of the other not cured within thirty (30) days of such declaration, filing or finding.

4) Without otherwise limiting the rights and obligations of the parties pursuant to the assignment provision of this Agreement, Berry shall have the right to terminate this Agreement

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upon the conclusion of the sales campaign then in progress should CBD or its successors in interest or permitted assignees cease to be parties to agreements with Broadwing Inc., its subsidiaries, affiliates, successors and assigns, which agreements prohibit Broadwing Inc., its subsidiaries, affiliates, successors and assigns, from competing with CBD with respect to Directories. CBD shall promptly notify BERRY of the termination of such agreements and CBD shall have ninety (90) days from the date of termination of such agreements to reinstate such agreements or enter into successor agreements with equal terms. BERRY shall have thirty (30) days after the expiration of such ninety (90) day period, and the failure of CBD to reinstate such agreements or enter into successor agreements with equal terms, to notify CBD of its desire to terminate the Agreement. If Berry does not so notify CBD within such thirty (30) day period, this Agreement shall remain in full force and effect.

Expiration or termination of this Agreement at any time for any reason shall not relieve either party from any accrued obligations hereunder due and owing upon the date of expiration or termination.

INDEMNITY AND INSURANCE

The parties mutually agree to indemnify, defend and hold harmless one another including their respective officers, agents, employees and representatives against any and all claims, suits, losses, damages, costs, attorneys’ fees or liabilities of whatsoever kind or nature (“Damages”) arising out of or in any way connected with their performance or lack of performance or that of their respective employees, agents or subcontractors in connection with this Agreement including, but not limited to, those arising out of claims for directory errors, omissions, or misrepresentations, or

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claims for infringement of patent, copyright, trademark, trade name, service mark or service name as pertain to the proprietary rights of the parties, their customers or third parties.

BERRY, as part of its customer service responsibilities as further defined in the Claims and Adjustments Schedule, shall have responsibility for defending any claims or litigation as a result of directory errors or omissions but subject to the terms and conditions stated in that Schedule may be due reimbursement by CBD.

BERRY and CBD shall each maintain and cause its subcontractors to maintain during the term of this AGREEMENT: (i) Workers’ Compensation insurance as prescribed by the law of the state in which the work is performed and (ii) Commercial General liability (“CGL”) insurance with limits of at least $1,000,000 per each occurrence of bodily and personal injury or property damage (as such terms are defined within the policy), and which includes “Severability of Interests” and/or “Cross Liability” provisions, and (iii) vehicle liability insurance with limits of at least $1,000,000.00 per each accident, and (iv) publisher’s professional liability/advertising liability with limits of not less than one million dollars ($1,000,000). BERRY and CBD each and their respective subcontractors shall furnish prior to the start of work or any time thereafter, if requested by CBD or BERRY as the case may apply, certificates or adequate proof of the foregoing insurance. Certificates furnished by BERRY and CBD and their respective subcontractors shall state that BERRY or CBD, as the case shall be, is (a) listed as an additional insured with respect to (ii) and (iii) above to the extent of its liabilities due to Insured’s negligence, and (b) each is to be notified in writing at least thirty (30) days prior to cancellation of or any material change in the policy, and (c) that such policies shall be primary and noncontributory. BERRY and CBD intend that the risk of loss or damage as described within this paragraph be insured by duly licensed, financially

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responsible insurance carriers. All persons furnished by BERRY or CBD shall be considered solely BERRY’s or CBD’s employees or agents, as the case may be, but in no case shall such employees or agents be considered an employee of the other Party, and BERRY or CBD individually shall be responsible for payment of all unemployment, Social Security, and other payroll taxes, including contributions from them when required by law. BERRY and CBD each agrees to indemnify and save harmless the other Party and its customers from and against any losses, damages, claims, demands, suits and liabilities (including reasonable attorney’s fees) that arise out of or result from: (a) injuries or death to persons or damage to property, including theft, caused by BERRY’s or CBD’s acts or omissions, those of persons furnished by BERRY or CBD, or in any way arising out of the work or services performed by BERRY or CBD or by persons furnished by BERRY or CBD, or (b) assertions under Workers’ Compensation or similar acts made by any person furnished by BERRY or CBD or by any of their respective subcontractors, or (c) any failure by BERRY or CBD to perform BERRY’s or CBD’s obligations under this clause. BERRY and CBD each agrees to defend the other Party and its customers, at the other Party’s request, against any such claim, demand or suit. CBD and BERRY each agrees to notify the other within a reasonable time of any written claims or demands against CBD or BERRY and its customers for which the other Party is responsible under this clause.

In any case where CBD or BERRY is made a party to a suit, it shall have the right, if it so desires, to be represented by its own attorneys at its own expense.

BERRY and CBD each shall carry adequate property damage, fire and theft insurance on all property, including records and Directories which might at any time be in its possession by reason of this AGREEMENT.

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NON-SOLICITATION

Absent the mutual written consent of the parties, during the term of this AGREEMENT and for thirty-six months after the termination or expiration of this AGREEMENT, neither party will, directly or indirectly, solicit or encourage any employee of the other party to terminate employment with his or her current employer and neither party will hire any person who within the preceding 12-month period has been employed by the other party.

COVENANT NOT TO COMPETE

During the term of the AGREEMENT and, subsequent to the expiration or termination of this AGREEMENT, for 12 months following the publication of any Directories with respect to which BERRY performed sales services, each of BERRY and BAPCO, each on behalf of itself and all of its subsidiaries (as previously defined) and their respective successors and assigns, hereby agrees that it and they will not, and will cause its subsidiaries not to, directly or indirectly, own, manage, operate, join, engage, or participate in the ownership, management, operation or control of or be connected in any manner with, any business rendering directories or directory type service in the Designated Area. Ownership in a publicly traded corporation not to exceed 5% shall not be restricted by this provision.

EEO

BERRY agrees to abide by all provisions of the Equal Employment Opportunity Commission Act and any regulations thereunder as set forth by various federal, state, and local

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authorities.

YPIMA MEMBERSHIP

As publisher of the Directories, CBD is the publishing member in and will have the right to retain publisher membership Yellow Pages Integrated Media Association (“YPIMA”), and is responsible for all YPIMA expenses and obligations.

AUDIT

Records and Certification of Statements. The Parties shall maintain business and financial records containing information sufficient to verify the completeness and accuracy of the information required to be reported by each of them under this AGREEMENT. Either Party shall have the right, on reasonable advance notice to the other Party, to have independent or internal auditors examine such records during regular business hours for the purpose of verifying the completeness and accuracy of the information that each Party reports or is required to provide under this AGREEMENT to the other Party as true, correct and properly applied in accord with the terms of this AGREEMENT; provided, that as a condition to making such investigation, the auditors shall execute an agreement, in form reasonably satisfactory to the audited Party, to maintain the confidentiality of such records and not to disclose any information with respect thereto to any person including the Party requesting the audit. The auditors may disclose to the Party requesting the audit such information as is necessary to confirm to such Party the completeness and accuracy of the financial and other reports relating to the obligations under this AGREEMENT as true, correct and properly applied in accord with the terms of this AGREEMENT or to advise the

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auditing Party of the existence of discrepancies therein.

In the event that an audit discloses that there are significant deficiencies in the reports or financial information provided under this AGREEMENT, the audited Party may elect to concur with the findings of the auditors and make such changes, adjustments or modifications as may be appropriate and concurred in by the independent auditors to remedy the deficiency. If the audited Party does not agree with the findings of the auditors, the audited Party may elect to provide a written response to the auditor’s report to the Party requesting the audit. The Party requesting the audit, if it does not accept the audited Party’s response, may elect to negotiate a resolution to the disputed findings with the other Party. If the Parties are unable to mutually agree to a resolution of the disputed finding, then the matter will be handled pursuant to this AGREEMENT’s Dispute Resolution Procedure.

YELLOW PAGES ALLOWANCE

CBD has the right to annually place yellow pages or internet advertising in the Directories for which BERRY will not receive a sales commission. The annual value of this allowance starting in the 2003 directories is $2.0MM, and will increase annually at the same percentage as the yellow pages advertising rate increases. This amount will be finalized by August 1 each year. CBD has the exclusive right to assign the use of this allowance, or any portion thereof, to and Cincinnati Bell or Broadwing subsidiary or affiliate for the purposes of promoting the products or services of such entities.

For purposes of determining directory revenues and any impact upon commissions or KPI measurements, such allowances shall not be counted as revenues. Yellow pages expenditures in

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excess of the annual allowance shall be considered as Billed Advertising Revenue and will be eligible for standard and potential bonus commissions and will be provided for KPI measurement.

DISPUTE RESOLUTION PROCEDURE

In the event that the Parties are unable to agree on any matter requiring mutual agreement in this AGREEMENT or as specifically required by sections of this Agreement, the Parties shall initiate the following procedure for the resolution of such dispute (“Dispute Resolution Procedure”).

a) The Parties shall attempt to identify an individual that each is willing to accept as a mediator of the disputed issue. (For purposes of the following Dispute Resolution Procedure, if a single mediator is selected, then this mediator shall commence the proceeding with the submission provided for in subparagraph (b). In the event that such an individual cannot be agreed upon within seven (7) business days of the determination that a dispute requiring resolution exists, then each Party will select a mediator within five (5) business days, that each in its sole discretion feels competent to resolve the dispute. The two (2) designated mediators will in turn mutually select a third mediator who shall be added as a mediator of the dispute. Collectively the three mediators will be referred to as the “Dispute Resolution Panel.”

b) Each of the Parties shall submit to the Dispute Resolution Panel such materials and written presentations as they feel will assist the Panel in resolving the issue that is subject to dispute. The Dispute Resolution Panel may, but need not, elect to request an oral presentation from each of the Parties regarding the issue to be resolved.

c) The Dispute Resolution Panel must apply criteria set forth in the AGREEMENT that relates to the particular issue to be resolved. The Dispute Resolution Panel may not develop a basis

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for resolving the dispute that is inconsistent with or not found in the AGREEMENT.

d) The Dispute Resolution Panel shall require that the Parties’ presentations provided for in subparagraph (b) be presented to the Dispute Resolution Panel within ten (10) business days of the selection of the Dispute Resolution Panel. If oral presentation is desired by the Panel, such oral presentation shall occur within five (5) business days of the submission of the written materials, and the Dispute Resolution Panel shall render its decision within five (5) business days of the last presentation (whether written or oral) to them.

e) A resolution of the dispute concurred in by at least a majority of the Dispute Resolution Panel shall be binding on the Parties. In the event that the Panel is unable to reach a unanimous or concurring decision, then the position that is the average of the two Panelists that are the closest shall be the resolution of the dispute. In the event that all Panelists are equally distant, then the middle Panelist’s position shall be the resolution of the Panel.

f) All costs of the dispute resolution procedure shall be borne equally by the Parties.

g) There shall be no judicial or other appeal from the determination of the Dispute Resolution Panel.

h) Notwithstanding any language or perceived intent to the contrary, whether or not stated in any provision of this Agreement, absent a separate written agreement signed by the parties, these Dispute Resolution provisions and the Dispute Resolution Panel shall be prohibited from making any decision the remedy for which is a termination of this Agreement.

OTHER PROPRIETARY RIGHTS

This AGREEMENT provides for the retention of third parties to supply research or

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materials in connection with the Directories. In instances where one party makes payment to such third parties, it shall have sole ownership of the work product delivered by the third party. However, where BERRY and CBD jointly make payment for such third party services, each shall have a right to the work product delivered and may make such use of it as they may deem appropriate, consistent with the confidentiality and other restrictions on the use of Directory related data set forth in this AGREEMENT.

FORCE MAJEURE

If any party hereto shall be prevented from performing any of its obligations under this AGREEMENT because of any act of God, lockout, strike or other labor dispute, riot or civil commotion, act of public enemy, law, order or act of government, whether federal, state or local, or other similar event beyond the Party’s control, hereinafter referred as a “force majeure event,” then that Party shall be excused from performing any of its obligations which are so prevented. However, the Party so excused is responsible for performing those obligations, of which it had been relieved due to the force majeure event, as soon as the force majeure event has ceased to prevent the Party’s performance.

ACCESS TO BERRY TRAINING

BERRY will make available and CBD personnel, but not the personnel of the successors and assigns of CBD, will have access to the BERRY Management Assessment Center and other training that BERRY provides to its employees. CBD’s access to Berry Management Assessment Center training or any other BERRY training courses will be limited to five persons per year to any

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individual course. To the extent that any CBD personnel should wish to participate in any of the course offerings offered by BERRY, BERRY will make the reasonable arrangements, at no charge, to allow such CBD personnel to attend the training programs. In addition, on a selective basis, CBD personnel may monitor any course prior to their decision to attend being finalized. CBD shall be responsible for the expenses incurred by its employees in attending such training and any incremental costs incurred by BERRY by such attendance, i.e., additional textbooks or training materials, etc. Should the volume of CBD participation materially increase BERRY’s costs, the parties shall agree to appropriate reimbursement at BERRY’s actual cost.

WINDING DOWN PROCEDURES

a) Winding Down Procedures. In anticipation of the termination or expiration of this AGREEMENT or of BERRY’s duties with respect to the Directories, CBD will provide reasonable written instructions establishing procedures for the wind down of the business relationship created by this AGREEMENT and the orderly transition of the Directories Business upon the issuance of written notice of such termination or expiration. BERRY agrees to use in good faith its best efforts to comply with CBD’s directives in carrying out such procedures. CBD and BERRY agree that it is mutually beneficial to the Parties’ customers and to the public that an orderly transition process occur, which focuses on providing continued quality service to the advertisers and preventing undue disruption and loss to CBD’s business. Accordingly, BERRY agrees to return all Publisher Information to CBD within thirty (30) days (it being agreed that BERRY may copy and retain whatever documents or information that is required to fulfill BERRY’s customer service obligations hereunder). Specifically, but not as a limitation on its obligations hereunder, BERRY shall carry out

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its duties hereunder during the wind down period in conformity with the terms of this AGREEMENT. In recognition of the difficulties inherent to a wind down period, upon mutual agreement, CBD, at its expense, may offer additional inducements, through BERRY to BERRY’s sales personnel to meet or exceed objectives. Additionally, BERRY acknowledges and agrees that CBD may enter into a Sales Agency Agreement with a new person or entity (“New Agent”) during the wind down period. BERRY agrees that it is essential that CBD continues to be given access to canvass data, sales meetings, sales reviews and other information of CBD to insure a seamless transition and provide quality service to advertisers with respect to Directories with publication dates subsequent to the effective date of termination or expiration of this Agreement. The entering into an agreement between CBD and New Agent shall not otherwise alter or amend BERRY’s rights or obligations hereunder.

b) Wind Down Committee. Upon the issuance of written notice of termination or expiration of this AGREEMENT or as to any Directories or as soon thereafter as practicable, CBD and BERRY shall meet to discuss the instructions of CBD given pursuant to the wind down procedures above and to coordinate the aspects of the wind down process. Both CBD and BERRY shall designate a representative or representatives to a wind down team (“Wind Down Team”), all of which representatives shall coordinate the wind down of the business relationship between CBD and BERRY in accordance with the standards set forth above.

c) Work in Process. Subsequent to receiving notice of the expiration or termination of this AGREEMENT or of BERRY’s duties with respect to any Directories but prior to the effective date of such expiration or termination (the “Transition Period”), BERRY shall continue to provide advertising and marketing services for Directories with publication dates prior to the effective date

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of termination or expiration; provided, however, that all services which would have been performed during this period for Directories which are published after the effective date of termination or expiration shall cease upon receipt of notification of such termination or expiration by BERRY or as elsewhere specified in this AGREEMENT.

d) Customer Service Responsibilities. During the Transition Period, CBD and BERRY agree to provide for an orderly process whereby advertising records and customer subscriber record data will be transferred to CBD. BERRY’s customer service responsibilities for Directories for which it has conducted the sales campaign and that are issued prior to or will be issued subsequent to the effective date of the termination or expiration of this AGREEMENT or BERRY’s duties with respect to such Directories shall continue until publication of the next succeeding publication of each Directory, except for a termination as a result of CBD’s failure to timely compensate BERRY.

e) Notice. To facilitate the intent of the parties in the wind down process, CBD shall give BERRY prior written notice either upon completion of the Directory Sales Campaign (November and June) then in progress or upon completion of the next succeeding Directory Sales Campaign, but at least six months prior to its intent to terminate or to not otherwise continue the relationship beyond the expiration date or shall give BERRY notice of termination as provided in the Termination provisions or as otherwise specifically stated in this AGREEMENT. Failure to do so will not void a notice of termination or the expiration date of this AGREEMENT.

f) Cool Off Period. During the term of the AGREEMENT and for a period of two (2) years after its termination or expiration for any reason, the parties agree to take reasonable measures to avoid subscriber confusion with respect to the identity of competing directory publishers, including mandatory statements during subscriber contacts clearly identifying the company and

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product represented.

MISCELLANEOUS

a) Unless otherwise specified herein, all notices or communications which are required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or mailed by certified or registered mail, return receipt requested and postage prepaid, as follows:

If to BERRY:

Peter A. Luongo

President and CEO

L. M. Berry and Company

3170 Kettering Boulevard

Dayton, Ohio 45439

and,

Joseph S. Armanini

General Counsel

L. M. Berry and Company

3170 Kettering Boulevard

Dayton, Ohio 45439

If to CBD:

Douglas A. Myers

President & CEO

CBD Media LLC

312 Plum Street

Suite 900

Cincinnati, OH 45202

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With copy to

John E. Barnes

Dinsmore & Shohl LLP

1900 Chemed Center

255 East Fifth Street

Cincinnati, Ohio 45202

b) This AGREEMENT shall be governed by and construed in accordance with the laws of the State of Ohio.

c) This AGREEMENT may be executed in any number of counterparts, but all such counterparts shall constitute but one agreement.

d) Any of the terms and conditions of this AGREEMENT may be waived at any time and from time-to-time in writing by the party entitled to the benefit thereof without affecting any other terms and conditions of this AGREEMENT. The waiver by either party hereto of a breach of any provision of this AGREEMENT shall not operate or be construed as a waiver of any subsequent breach.

e) The invalidity or unenforceability of any term or provision of this AGREEMENT shall not effect the validity or enforceability of any of the remaining terms or provisions hereof.

f) This AGREEMENT shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assignees of the parties hereto. Except as otherwise expressively provided herein, nothing expressed or implied herein is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto, any right or remedy hereunder or by reason hereof. CBD may assign this AGREEMENT (i) to a third person upon the sale of all or substantially all of the assets of CBD, (ii) upon the merger or consolidation (or similar transaction) of CBD with another person (regardless of which entity is

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the surviving entity), or (iii) upon the sale of the membership interest in CBD, in each event without the consent of BERRY.

IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT as of the date first above written.

L. M. BERRY AND COMPANY

By:	/s/ Peter A. Luongo
Peter A. Luongo

Title:	President and CEO

CBD Media LLC

46

By:	/s/ Douglas A. Myers
Douglas A. Myers

Title:	President and CEO

47

Joining in and agreeing to the obligations set forth in the Obligation of Confidentiality Covenant Not to Compete Only:

BELLSOUTH ADVERTISING AND PUBLISHING COMPANY

By:	/s/ Elmer Smith

Title:	President - Advertising & Publishing Group, BellSouth Corporation

48

SCHEDULE A

FINANCIAL SCHEDULE

I. EXPENSES:

Unless stated specifically elsewhere in the Agreement or any Schedule, BERRY shall pay expenses it incurs in performing its obligations under this Agreement, including but not limited to, all BERRY employee compensation and benefit costs, sales training and campaign operations.

II. COMPENSATION

Unless specifically stated elsewhere in the AGREEMENT, BERRY shall be compensated for its services, on an annual directory cycle basis, on a commission basis consisting of a “Base Commission” and “Incentive Commission”. An annual directory cycle consists of the June issues and the November issues of the Directories issued in the same calendar year.

For Directories published in 2003 and 2004, the Local Base Commission is equal to the product of the Adjusted Billed Advertising Revenues multiplied by [*] less [*]of claims and free space attributable to BERRY. “Adjusted Billed Advertising Revenues” from local accounts means the difference between Billed Advertising Revenues minus 100% of: (i) uncollectibles, (ii) claims attributable to BERRY, and (iii) free space attributable to BERRY. For Directories published in 2003 and 2004, the National Base Commission is equal to the product of the Adjusted Billed Advertising Revenues for national advertisers multiplied by [*] less [*] of claims and free space attributable to BERRY.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Adjusted Billed Advertising Revenues” for national advertisers means the difference between Billed Advertising Revenues minus 100% of: (i) uncollectibles, (ii) claims attributable to BERRY, (iii) free space attributable to BERRY and (iv) all amounts paid as commission or any other form of compensation to a certified marketing representative (“CMR”).

For directories published beginning in 2005 and through the remaining term of the agreement, the Local Base Commission is equal to the product of the Adjusted Billed Advertising Revenues multiplied by [*], less [*] of claims and free space attributable to BERRY. For Directories published beginning in 2005 and through the remaining term of this Agreement, the National Base Commission is equal to the product of the Adjusted Billed Advertising Revenues for national advertisers multiplied by [*], less [*] of free space attributable to BERRY.

For all directories published prior to 2005, the “Incentive Commission” is equal to [*] of the amount by which Net Collected Revenues for an annual directory cycle exceed [*] of Net Collected Revenues for the immediately preceding annual directory cycle. For all directories published in 2005 and thereafter, the “Incentive Commission” is equal to [*] of the amount by which Net Collected Revenues for an annual directory cycle exceed [*] of Net Collected Revenues for the immediately preceding annual directory cycle.

See attached Commission Calculation illustration.

III. PAYMENT TERMS

The Parties shall meet just prior to the service order close dates for each Sales Campaign and using historical experience and available sales data in good faith, shall estimate the anticipated

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Adjusted Billed Advertising Revenues and the Net Collected Revenues for the current annual directory cycle.

Commissions shall be payable by CBD based on these estimates in three payments on the dates set forth below:

June Issues	November Issues
4/1 (prior to issue date)	9/1 (prior to issue date)

6/1 (just subsequent to issue date)	11/1 (just subsequent to issue date)

9/1	2/1

Prior to the payment of the final one-third payment, the Parties shall reconcile payments made based upon the initial good faith estimates to current updated information and reconcile the third payment.

A final true-up and reconciliation of the base commission using actual Adjusted Billed Advertising Revenues and actual Net Collected Revenues for each annual directory cycle shall occur on December 1 for the June issues and April 1 for the November issues, i.e., eighteen months following the start of the billing cycle.

Payment of any estimated incentive commission applicable to all Directories published in a calendar year shall be paid on February 1st of the following year. A final true-up and reconciliation of the incentive commission using actual Net Collected Revenues will occur on February 1st of the next following year.

Payments required under the terms and conditions of this AGREEMENT which are not made on or before the due date shall be assessed a late charge at the rate of 1-1/2% per month or the maximum rate permitted by law, whichever is lower.

IV. PREPRESS FEES

In consideration of the services to be performed by BERRY as identified in the Prepress Schedule, BERRY shall be compensated as follows unless otherwise specifically stated in that Schedule:

COMPENSATION - Berry shall be paid by CBD the sums of [*] for 2003 directories, [*] for 2004 directories, [*] for 2005 directories and the annual compensation will increase by [*] thereafter. One third of 75% of each annual amount will be paid on April 1st, June 1st and September 1st related to the June directory issues; one third of 25% of each annual amount will be paid on September 1st, November 1st and February 1st (of the following year) related to the November directory issues.

V. INTERNET:

In consideration of the fulfillment services to be performed by Berry as identified in Schedule D, Internet Production, Berry shall be compensated according to the schedule of fees included in Schedule D. Payment of said fees by CBD to Berry will be made in the month following completion of fulfillment and commencement of billing, provided the billing is supported by detailed invoicing from BERRY.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

VI. TAXES:

All taxes paid or payable by BERRY in connection with the performance of its obligations hereunder (except taxes related to CBD’s income or other taxes which CBD has agreed to reimburse including taxes associated with prepress) shall be borne by BERRY.

CBD MEDIA LLC

By:	/s/ Douglas A. Myers

Its:	President and CEO

L.M. BERRY AND COMPANY

By:	/s/ Peter A. Luongo

Its:	President and CEO

SCHEDULE B

CLAIMS AND ADJUSTMENTS SCHEDULE

As it is the mutual objective of the Parties to maintain the highest degree of Directory accuracy and subscriber relations, customer complaints concerning Directories shall be processed in accordance with the attached requirements in the Key Performance Indicator Schedule and Claims Guidelines attached hereto. In this respect, BERRY shall maintain professionally trained customer services units in Cincinnati and Dayton, Ohio, responsible for satisfaction of customer complaints and correction of Directory errors or omissions. BERRY will furnish to CBD customer service phone numbers which CBD will print and disburse to the appropriate organization with the intent for all customer inquiries and complaints to be made to these phone numbers. BERRY shall report the status of all such complaints to CBD pursuant to the procedures established by CBD as Publisher.

Claim Responsibility. The party having responsibility for a directory error, omission or claim shall have financial responsibility for resolution of the customer complaint per the customer service guidelines established by the parties as administered by BERRY. The responsible party shall fully indemnify the other as to all costs, judgments, settlements and attorneys’ fees (damages) regardless of the named party to any litigation. If neither party is at fault, if fault cannot be determined, or if both parties are at fault, BERRY shall defend the claim and all resulting costs, judgments, settlements, and attorneys’ fees shall be shared in the same ratio as revenues for the error, omission or directory claim at issue.

If BERRY is responsible for lost or adjusted directory revenue, including free space awarded by BERRY, in addition to its indemnification responsibility, it shall reimburse CBD for 100% of such lost or adjusted advertising revenue for 2003 and 2004 directory cycles, and 83.5% of the lost or adjusted billed local and foreign advertising revenue and 88.5% of lost or adjusted national revenue after adjusting for CMR compensation for 2005 directory cycles and thereafter. BERRY’s Claims Adjustments will be deducted from BERRY’s Commission on Adjusted Billed Advertising Revenues due from CBD as stated in the Financial Schedule.

The responsibility of each Party shall include their responsibility for their employees, agents, subscribers, affiliates and subcontractors.

If responsibility for a claim cannot be determined as between the Parties, if both are responsible, or if neither is at fault, all adjusted revenues or Free Space will not be considered as revenues for any purpose and the Parties shall split defense costs and expenses, if any, in the ratio that applies to commission.

Procedures Review. The importance of both directory accuracy and claims review is highlighted in the ongoing planning processes, the annual review and the measurements defined as the Key Performance Indicators. Due to the impact on customer satisfaction and revenues, the parties agree to annually review both the cause and impact of directory claims as well as the procedures utilized to resolve such disputes. Should the parties agree that current claims resolution procedures, including the financial impact on the respective parties, are not meeting their objectives or are counterproductive to the letter or spirit of their cooperative relationship, upon mutual agreement appropriate modifications to those procedures will be instituted.

Claims Guidelines. The enclosed Claims Guidelines, which may be amended by mutual approval of the Parties, shall be followed by BERRY’s customer service personnel in resolving customer claims:

CLAIM GUIDELINES

1) Incorrect Telephone Number	Incorrect Telephone Number - usually 100% of unit except if number is one or several in an ad - then we will adjust a portion (if 1 of 2 is wrong - we will adjust 50%; or if 1 of 25 is wrong - we will adjust 1/25th of an ad).

If unit is a Trade item under a TM or CTM, we can adjust 100% of unit plus a portion of TM or CTM if requested up to 100%. (If there are 10 numbers and 1 is wrong - we could give 10% on CTM or TM. If there is only 1 number, could give 100% of CTM or TM if requested.)

2) Incorrect Name	Name Incorrect - if first word of name is correct, we will offer about 25%; or if it is within a TM or CTM, we will offer about 25% - depending on difference. Percentage can range from 10% to 100%.

3) Incorrect Address	Address Incorrect - basic adjustment is 50%. If very slight difference, we will start at 10%. Locality - 50%. If business has a lot of walk-in customers, may adjust to 100%.

4) Wrong Heading	Incorrect Heading - basically 100%. Although if the finding word is the same, we will try 50%.

5) Omitted In Error	Omitted In Error - 100% (fair) Liability release also required

6) Inserted In Error	Inserted In Error - 100% (fair) Except as noted in 1 and 3 above.

7) Incorrect Copy	Incorrect Copy - CTM’s and TMs are divided into 1/3 portions. 1/3 is the finding line, 1/3 is for the logo, and 1/3 is for text. If finding line is slightly different, we will try for 10% then go up. If very different, we may have to go to 50% or even 100%.

If logo is slightly different, we will start at 10%. 1/3 is usually the most given on a logo unless it is a competitors then 100% of TM or CTM.

If text is slightly different, we will start at 10%.

If HAS ads or QC ads run incorrect copy, adjustment will vary greatly - depending on difference - can range for 5% to 100%.

8) Type Size	Type Size - 10 to 25. Goodwill settlement might be considered to 10% depending on the degree of error and longevity of the customer.

9) Page Position	Page Position - 25 to 50 (if adv. is on a page that the heading is not related). Goodwill settlement might be considered to 10% depending on the degree of error and longevity of the customer.

10) EL or Subcaps Information Out of Sequence	EL Information or EL Out Of Sequence - basically 100%. The only difference is if EL has very slight difference, then start at 25%. Also EL’s that are unique for only 1 listing and appear with a different listing may require an adjustment on that listing as well as the EL.

11) Incorrect Subcaps	Incorrect Subcaps - basically 25% of listing although this does vary. If it is a geographical caption, can adjust to 100%. Also if it is very different, can adjust 100%.

12) Unauthorized Listing	Unauthorized Listing - if this listing is not on order but we billed for it, we will adjust 100% less commission. If listing is not on order and not billed, we will offer a % off their TM/CTM or TN based on how many listings appear (if 4 listings appear and 1 is unauthorized, offer 1/4).

13) Duplicate Advertising	Duplicate Advertising - if billed for duplicate, adjust 100% less commission.

14) Subcaps out of Sequence	Subcaps Out Of Sequence - start at 10% of TN or TM or CTM.

15) Incorrect Brand Name	Incorrect Brand Name - generally 1/3 but this can vary for 10%.

CBD MEDIA LLC

By:	/s/ Douglas A. Myers
Its:	President and CEO

L.M. BERRY AND COMPANY

By:	/s/ Peter A. Luongo
Its:	President and CEO

SCHEDULE C

PREPRESS SCHEDULE

Together with specific white page services defined herein, BERRY shall be responsible for all yellow page “Prepress” services which is a general term that includes necessary steps procedures and processes required to provide a printer with fully formatted data to print finished directory pages, which includes listings, listing information, in-column units, trade units, display ad information and page filler. Berry agrees that it will follow CBD’s prepress and output specifications. All data will be current and updated as changes are received from CBD, local BERRY sales representatives and national sales agencies. In addition to providing data, BERRY also provides all speculative ads, ad proofs and any other materials needed by its sales force during a sales campaign. The Prepress Schedule is defined and outlined in the KPI Schedule (Schedule H). The Production schedule for 2003 is attached for reference. As the Parties strive to remain an industry leading publisher, continuous innovations in the Directories are required to satisfy the Advertisers and Directory users. BERRY will have the financial responsibility to modify the Directories as mutually agreed by the Parties. BERRY will perform various prepress activities, to include planned modifications to BERRY’s prepress capabilities. The objective is to further improve the value of the Directories in similar areas that CBD has received prior to this AGREEMENT and to maintain a commitment to improve and enhance user value. All of the definitions of specific activities listed here, are packaged together and considered Prepress Services.

1. Sales Assignment - Contracts are assigned to a specific sales rep or sales team prior to actually printing the accounts. This enables sales management to review revenue reports of each assignment and make any necessary changes. The assignment code (sales representative and sales segment) is maintained in the Selling and Publishing systems so that service order activity affecting the accounts can be routed to the appropriate sales rep. This also enables BERRY to maintain maximum continuity of contact from year to year, as requested by CBD.

2. Sales Contract Preparation - When an assignment has been completed, account lists and contracts are generated for each sales rep. The current contract processing is supported by an electronic feed to a laptop (premise) or PC (tel sales). Any number of accounts can be generated while the remainder are held in the system pending a request for generation.

3. Order Processing - The actual updating to the Sales and Publishing Databases from local sales, national sales and service order activity are included in order processing. These processes are, for the most part, electronic, with exceptions being keyed manually.

4. Database Management - The current Publishing database is Access, which is also used by BellSouth Advertising and Publishing Corporation (“BAPCO”) and managed by BellSouth Information Services in Atlanta, Georgia, in conjunction with BAPCO’s Systems Support Group. The Graphics platform is managed by BERRY’s MIS department.

The pagination management is currently managed by VOLT, who receives BERRY’s electronic files and prepares paginated files for printers. BERRY is responsible for updating,

managing, and protecting all CBD’s listing and yellow pages information in a similar manner as BAPCO’s internal database information.

5. Ad Design - To properly service the advertising needs of CBD’s customers, BERRY will provide high quality speculative display ads which are prepared, primarily by BERRY’s centralized Graphics units in Dayton and Nashville, Tennessee. BERRY’s Dayton, Ohio Graphics unit, which will provide most of the finished material, can also support specification requests. By adequately staffing these two offices, turn-around time for work in the graphics units is three days or less. Two staff artists will also be located at the Cincinnati sales office in order to work rush specs or meet with customers to develop ads. All ads created by spec artists will be stored electronically and used to produce finished ad files.

6. Page Layout BERRY will be responsible for furnishing all listings, in-column ads, trade units and display ads to its composer. - Page layout is phase 1 of completing a finished directory page. During this phase, the listing file, which includes all items sold in the directory, uses pagination rules provided by the publisher to determine the placement of each item sold. A window with a publishing/advertising code is created for each in-column and display ad sold for ad placement.

7. Pagination - This is phase 2 for completing the finished page. All display and in-column ads are now brought into the windows left in phase 1. During either phase, page proofs may be requested. CBD’s preference is to request them at this phase so that a complete and thorough check can be performed. If a change is required, the file is updated electronically prior to producing final film pages.

8. Compilation - This term is used to describe No. 6, Page Layout, which is a function of BERRY’s composer.

9. Composition - This term is used in conjunction with No. 8, Compilation, to describe the process involved in No. 6, Page Layout.

10. Ad Copy Sheet - This is a form used by the sales rep to place an order for a sold ad to be produced by BERRY Graphics. All pertinent information required to publish the ad is included on this form. Art reference and special instructions to the artist are provided on this form.

11. Ad Inventory Control - All specs and finished ads received in the Graphics department are logged into an inventory control system. This system provides the capability to track ads within the department, produce backlog reports, turn-a-round reports, customer proof status reports, and a variety of ad hoc reports that may be required. Ads are logged in as received and logged out as completed. This process takes place continuously throughout the day so information remains current at all times.

12. Customer Acknowledgment Preparation and Mailing - Includes two parts: 1) A copy of the advertising order will be received by the customer for review; 2) All changed or new display ads closed prior to the show proof deadline, which is generally two (2) weeks prior to sales close date, will receive a Confirmation Letter and a proof of their ad, allowing time for their review. Any questions the customer may have on either of these acknowledgments can be reviewed and revised by their sales representative or support group on an as needed basis. All communications will meet the branding requirements outlined in the AGREEMENT, as well as utilize a Cincinnati based mailing address.

13. Processing CBD Service Orders to Update the Listing Database - BERRY will receive service order information in a variety of formats which will be used to update the database. CBD is responsible for maintaining their own white page database which includes residential and business customers while BERRY maintains the yellow page database. CBD will arrange to provide BERRY with daily (Monday-Friday) updates for business customers only. The updates will be transferred electronically to BERRY, unless notified differently by CBD.

14. Advertiser Proof Preparation and Mailing - All advertisers closed by the show proof date will be sent a proof in the exact size and color of their new or changed display ad. The Graphics department tracks all proofs within the department to assure they are mailed in a timely manner. The Advertiser is then given time to review the ad and request changes as needed. The Sales representative will also be given a copy of the proof for Advertiser follow up. Proof turnaround objectives are outlined in the KPI schedule.

15. All Billing Reconciliations and Adjustments - BERRY is responsible for generating all necessary billing adjustment forms which reflect any adjustments or changes necessary to modify, correct, add, or delete customer’s billing amount. CBD will contract with Cincinnati Bell Telephone Company (“CBT”) to perform the actual billing adjustments upon receipt of BERRY’s information.

16. VAN Support - BERRY receives all national advertising orders through the National VAN/Elite Order System and applies them electronically to the publishing database. Any fallout is manually keyed into the database. BERRY is responsible for maintaining VAN/Elite System and ensuring its publishing systems are fully integrated with the order processing system.

17. National Account Invoice and Tear Page Service - BERRY will provide a directory page of the Advertiser’s ads with the billing invoice. CMR’s require proof that the ad was published and BERRY will offer this service. This service is provided in addition to tear page studies that will be requested from time to time by CMRs. The medium used for CMR proofs can be paper-based or electronic to best meet the needs of the National Market.

18. Galley Page Review and Correction - Should CBD desire, BERRY will make available galley pages to be reviewed for accuracy of information. Galley pages are not in finished page form, but all non-display ad data can be reviewed. Display ads are noted on the page, but do not actually appear. If changes or corrections are required, CBD will notify BERRY to have the data corrected. BERRY will perform Quality Assurance testing using galleys regardless of whether

CBD chooses to do this as well. All corrections will be made electronically prior to paginating the directory.

19. Quality Review of Final Page Proofs Prior to Negative or Positive Creation for Printer - After all galley corrections have been made the paginator will then produce final pages which will include display ads. BERRY will again review all pages for accuracy. Again, if changes are required they can still be made electronically. When all page proofs have been completed and changes made, the paginator will then produce a digital file in compliance with CBD’s printer specifications and schedule.

20. Production Scheduling - A Master Schedule of all dates pertinent to a directory is maintained in BERRY’s Directory Production Department. Specific needs of each directory are identified and a schedule is built to accommodate those requirements. Sales start dates trigger many of the dates for market preparation. The ship date desired by CBD also plays a key role in determining when a final data tape needs to be pulled and sent to the paginator. When this is determined final dates to process service order activity and to send customer proofs are then determined. Scheduling is normally done a year in advance so that printing schedules can be secured with the printer. BERRY will work cooperatively with CBD and its vendors to develop an production schedule that optimizes Sales and Production requirements. CBD has responsibility for managing this process, as well as the pre and post production meetings to identify tactics to further improve product/production quality and reduce costs.

21. Ad Manufacturing - This service includes taking the final order for display or in-column advertising and developing an electronic file that can be sent to BERRY’s paginator to merge with a publishing file to create final pages. This may include art preparation, typesetting, and final composition of ad layout and design.

22. Camera Work - Most artwork today is handled electronically, however, there may be an occasional need to take a camera shot of a reference piece if quality of the art could be enhanced.

23. Proofs - A final rendition of an individual ad or a completed page can be referred to as a proof.

24. Original Galley Creation - An electronic file is received by BERRY’s paginator who will run pages of data only. At this stage display ads are referenced but do not appear on the page. This is step one of the pagination process.

25. Page Make-up - The entire pagination process is sometimes referred to as Page Make-up. After galleys have been created, display ads are then placed in position based on predetermined paging rules.

26. Spec Advertisement Make-up - Computer graphic artists will be responsible for designing and creating display ad speculative advertising based on a sales representative’s request. BERRY’s sales office in Cincinnati would also have two on-site computer graphic artists to assist with rush ad design or work on site with a customer to develop a spec ad. Spec ads requested will be provided in color in either paper or electronic form and will be reviewed with customers. Spec Art turnaround objectives are outlined in the KPI Schedule.

27. Color Separations and Creation of Final Printer Media - BERRY’s composer, will send CBD’s Printer the material needed to print the final directory product. This would be primarily in the form of an electronic file. Whatever material is supplied, it will contain files for each color identified on the page. Example: a 4-color page would require 4 separations of film. Under special circumstances, BERRY may have to provide two complete sets of final material to meet individual Directory production schedule dates.

28. Conduct the “Prepress” Services for the Audio Product Line, Covers, Tabs, White Pages, Health Information Guide, All Existing Pages Within the Classified Section and Any Other Revenue-Based Pages Within the Directory Covers - BERRY will be responsible for providing all services described in the No. 2, Prepress Services Definition, not only for the classified sections, but also for any other revenue-based item within the cover of the directories.

29. Conduct the Photocomposition Services for CBT’s White Pages Products - BERRY will provide CBT with a tape or electronic file containing indicators for all white page advertising sold. CBT will apply this to the white page listing database and produce a final electronic white page file. CBT will be responsible for providing the final paginated white pages file to their printer. BERRY will also provide support for white page logos, as required.

30. Collect Incoming Copy from CBD’s Chosen Page Development Vendors, Inspect, Correct and Conduct Quality Assurance Checks on the Incoming Copy - If an outside vendor is used to supply any part of the directory, BERRY may act as a coordinator to assure that all information received meets the standards required for directory pagination.

31. Build the Final Completed Directory Product, Including But Not Limited To, Pagination Functions and Forward the Completed Directory Product (in Total) to the Printer on Media Which is Acceptable to the Printer (Film, or Digital File) - BERRY’s composer will receive all data required to paginate the yellow page directories. They will provide film or the appropriate media to the printer for final printing and binding of the directories.

32. Responsible for Accepting the Business Subscriber Information Provided by CBT, CLEC’s or Others and Entering Same Into BERRY’s Systems - All service order updates affecting business subscribers will be forwarded by CBT to BERRY for processing into the yellow page database. CBD will make contractual arrangements with CBT for processing listings and CBT will process the service orders directly with BERRY. BERRY will be responsible for maintaining the yellow page database and for keeping it aligned with CBT’s database, based on activity received from CBT. Additionally, as telephone service becomes further deregulated, or telephone provisioning guidelines are changed by state and federal regulatory agencies, BERRY must also process this business subscriber information for other providers in a similar manner as CBT provided customer data.

33. Categorize Customers Into the Appropriate Heading - BERRY will classify all existing and new customers under the appropriate heading. Service orders from CBT will not include a heading classification code; therefore, BERRY is responsible for contacting each customer in a timely manner to ascertain the proper heading code and ensuring the proper execution for publishing the Yellow Pages Directories.

34. Maintaining the “Yellow Pages Database” (Which Shall Remain the Sole Property of CBD) - All electronic data maintained by BERRY for publishing the yellow pages is the exclusive property of CBD. It will be maintained and used only for this purpose.

35. Providing Accurate and Timely Billing Information to CBD to Complete the Client Billing Process - On a mutually agreed-upon dates, BERRY will provide CBD with a billing tape or similar format of all advertisers in all white and yellow pages directories. This tape will contain all information needed to properly bill advertisers. A paper copy of the “List of Business” file will also be sent to CBD. Individual Advertising Contract records will be made available to CBD as well.

36. Heading Structure Table - BERRY will maintain an up-to-date list of available headings to be used by CBD to properly classify business customers in the yellow pages.

37. Provide Direct Marketing Database - BERRY will store all advertising information gathered in Access into a Corporate Data Warehouse (CDW), any other analytical, relational database. CBD will be given open access to this information by way of terminal link ups. BERRY will be responsible for the continued maintenance and upkeep of the data. CBD will be responsible for its terminal and line expenses. All history will be maintained in the CDW. The active historical data will include the past three (3) years. Additional history will be active if file storage is available. Therefore, to support this requirement, BERRY will send CBD or its designated vendor an update, one month after each publishing campaign, of the entire yellow pages database including, but not limited to advertisers, non-advertisers, revenue, UDAC, contact name, and directories. The information will be in electronic format as designated by CBD.

38. Furnish CBD with a Record Showing the Telephone Number and the Amount to be Billed for Each New Advertiser and for Each Advertiser Whose Billing Changes Effective with the New Issues and Specify Any Changes to be Made for Any Reason in Monthly Billing Thereafter. These Changes shall be Reported to CBD and the Reason for the Said Changes Must Be Indicated on Each Change at a Mutually Agreeable Date Prior to the First Affected Billing Date - A List of Business for billing will be supplied to CBD for billing purposes. If, for any reason, a billing adjustment is made, BERRY will notify CBD in advance of the affected month’s billing date.

NOTE:	These Prepress Services will also need to incorporate any future services which may be introduced as a result of the introduction of electronic services including, but not limited to, CD ROM production and Internet delivery as applicable. All of the above will be completed according to CBD’s specifications, policies and procedures regarding its products as applicable.

2003 TARGET/BASELINE PRODUCTION SCHEDULE

1. 2002 Cincinnati/Metro Campaign

Directory	Sales Close	Initial Flight of Film Sent to Printer

Cincinnati/Hamilton County	3/28/02	4/26/02

Northern KY	4/5/02	5/10/02

Cincinnati Alpha	3/21/02	N/A

Boone County	4/5/02	5/8/02

Campbell County	4/5/02	5/8/02

Kenton County	4/5/02	5/8/02

Eastern	3/22/02	4/30/02

North Eastern	3/22/02	4/30/02

North Western	3/22/02	4/30/02

Western	3/22/02	4/30/02

2. 2002 Suburban Campaign

Directory	Sales Close	Initial Flight of Film Sent to Printer

Clermont County	8/30/02	10/3/02

Butler County	8/30/02	10/3/02

The Work Book	8/30/02	10/7/02

Gallatin/Grant/Pendleton	8/26/02	10/2/02

Harrison	8/26/02	10/2/02

CBD MEDIA LLC

By:	/s/ Douglas A. Myers
Its:	President and CEO

L.M. BERRY AND COMPANY

By:	/s/ Peter A. Luongo
Its:	President and CEO

SCHEDULE D

INTERNET PRODUCTION SCHEDULE

BERRY shall be responsible for all “sales fulfillment” and “production services” for the Internet Directory which are general terms that include necessary steps and procedures required to publish an Internet-based yellow pages directory, which includes customer websites, Internet Yellow Pages listing enhancements, eCommerce applications, other web-based applications, banner advertising and any other Internet items of sale that may be introduced through the term of this contract. CBD may periodically review aforementioned fulfillment and production services and, at CBD’s sole discretion, elect to have these services performed by a third-party vendor, upon 90 days written notice to BERRY. All data will be current and updated as changes are received from CBD, local BERRY sales representatives and National sales agencies. In addition to providing data, BERRY will also provide all materials/tools needed by its sales force and fulfillment representatives during a sales campaign. The Production Schedule for the Internet Directory is outlined in the KPI Schedule (Schedule H). The Internet Production Schedule for 2003 is attached for reference. As the parties strive “Best In Class” status, continuous innovations and process improvement in the Internet-Directory publishing are required to satisfy Advertisers and Directory users. CBD and BERRY, through the joint product development and planning processes, will agree to discuss production, process and product improvements, associated costs and financial responsibilities. BERRY will be offered the right of first refusal to perform production services, however, CBD can elect to engage a third-party source for said services in whole or in part.

The following definitions are necessary for an understanding of this Schedule D:

1.	Internet Advertising Products: To include but not limited to Internet product suites sold to businesses such as: websites and Internet Yellow page listing products, e-commerce applications, other types of web-based applications, and any other products that may be developed.

2.	Fulfillment Services: Post-sales functions, either through a premise or telephone-based channel, that facilitate the gathering and processing of all the necessary information and data required to build and implement their internet advertising products.

3.	Production Services: Perform all required functions utilizing web-based tools to create, design and manage the production of internet advertising products and activate any associated links, domain names or applications.

4.	Production Tools: Web-based tools developed specifically to create, maintain and/or store Internet advertising products.

1.	Sales Assignment: Internet contracts are assigned to a specific sales rep or sales team prior to actually printing the accounts. This enables sales management to review revenue reports of each assignment and make any necessary changes. The assignment code (sales representative and sales segment) is maintained in the Selling and Publishing systems so that service order activity affecting the accounts can be routed to the appropriate sales rep. This also enables BERRY to maintain maximum continuity of contact from year to year, as requested by CBD.

2.	Sales Contract Preparation: When an assignment has been completed, account lists and contracts are generated for each sales rep. The current contract processing is supported by an electronic feed to a laptop (premise) or PC (tel sales). Any number of accounts can be generated while the remainder are held in the system pending a request for generation. Internet Advertising contract information will be delivered to the sales representatives at the same time the Print Sales Contract Assignment is provided.

3.	Order Processing: The actual updating of the database from local sales, National sales and service order activity are included in order processing and fulfillment. Sales representatives will facilitate actual sales of Internet Directory items, and in some cases, will require the assistance of an Internet fulfillment specialist to complete the product design and/or order completion. The processes are, for the most part, electronic with exceptions being handled via a paper-based medium.

4.

Production and Fulfillment Services: BERRY shall be responsible for all fulfillment and production services for Internet advertising products. Fulfillment and production are general terms that include all necessary steps and procedures required to effectively and efficiently create, manage, bill and support the Internet products sold to businesses. BERRY and CBD will discuss, and BERRY will develop procedures and tracking for all agreed upon meaningful aspects of the fulfillment and production services such that CBD may at any time request the data to determine customer specifics at any stage in the post-sales process. BERRY will adequately staff the production and fulfillment function to meet the mutually agreed upon service levels as outlined in the KPI Schedule. In order to create “Best in Class” products and support service, BERRY will staff the production and fulfillment operation with personnel that have the skill-set and training to adequately create/manage and maintain the current and future suite of internet products. CBD and

BERRY will mutually agree upon the fulfillment and production responsibilities and cost implication of any future internet products.

CBD may periodically review aforementioned fulfillment and production services and, at CBD’s sole discretion, elect to have these services performed by a third-party vendor, provided 90 days written notice is given to BERRY. BERRY will be offered the first right of refusal to perform production services, however, CBD can elect to engage a third-party source for said services in whole or in part.

5.	Database Management: The listings database is currently managed by CBD. CBD is responsible for managing the database and administering the updating process. CBD, at its sole discretion, may elect to change database platforms or database architecture to meet the needs of customers and users. Should either party initiate a change in database platforms, architecture or updating processes, both parties agree to mutually discuss revenue and expense sharing implications.

6.	Production Management Tool: The production management database currently employed by BERRY is the Web Advertising Tracking System (WATS) a proprietary system developed and managed by BERRY. BERRY will utilize WATS, or any other future production management tool, to manage the production work- flow process for all Internet advertising items of sale. The production management tool will also generate special reports to ensure production efficiencies. The specific reports and frequency of reports to be generated will be mutually agreed upon between CBD and BERRY.

7.

Internet Advertising Production: BERRY will be responsible for the production of all Internet Advertising items, including, but not limited to websites, eCommerce sites, banner ads, enhanced listings, featured listings, category sponsorships, as well as establishing proper links to external websites, supporting web applications and mapping/driving directions. In addition, BERRY will be responsible for producing all Internet Advertising items of sales for any and all Internet Yellow Pages relationships such as Switchboard.com and Yahoo. CBD and/or BERRY, with adequate notification, may elect to change its website development platform. Any costs incurred, and/or production requirement changes resulting from a platform change will be mutually agreed upon between CBD and BERRY prior to any transition. Should a platform change be required as a result from change in BERRY's strategic direction, or resulting from a third party vendor change that BERRY brings into the relationship, CBD and BERRY agree to mutually discuss cost implications and expense sharing before a platform change takes place. BERRY will be responsible for devising a plan that protects CBD and mitigate costs to CBD. BERRY will provide all necessary production artists and support. BERRY will be responsible for product development utilizing production tools approved by CBD. The production tools enable BERRY to establish the necessary protocols for effective and efficient web-based publishing on behalf of CBD and its customers. BERRY will be responsible for creating and adhering to the necessary Methods and Procedures (M&P) for creating such report.

8.	Production Tools: BERRY will be responsible for developing and upholding the use of the tools, to establish methods and procedures, and to help develop enhancements or required changes to manage the publication of the Internet Directory.

9.	Technical and Customer Service Support: BERRY will be the primary interface for all levels of customer service support. BERRY will be responsible for establishing the escalation rules and for managing the resolution of all customer service related issues.

BERRY will develop and maintain systems for efficient and effective facilitation and tracking of customer complaints and will train, develop/maintain methods and procedures for all customer issues. BERRY will provide all levels of technical support and resolution for platforms, system and tools they developed and manage, or they manage for third party vendors.

10.	Internet Copy Sheet: This is a form used by the sales rep to place and order for a sold ad to be produced by BERRY’s Internet Production group. All pertinent information required to publish the advertising is included in this form. Ad designs and special instructions to the Internet Production Group are provided on this form.

11.	Customer Acknowledgment. After production of any Internet Advertising is complete, a confirmation notice or letter will be sent notifying the advertiser that production is complete. The confirmation notice or letter will be sent within five days of completing production.

12.	All Billing Reconciliations and Adjustments: BERRY is responsible for generating all necessary billing adjustment forms which reflects any adjustments or changes necessary to modify, add, or delete customer’s billing amount. CBD and/or CBT will perform the actual billing adjustments upon receipt of BERRY’s information.

13.

Quality Review of All Internet Advertising: BERRY will be responsible developing all Quality Assurance Methods & Procedures and administering all necessary quality checks to all Internet Directory advertising items prior to posting the items in a "live" environment. All Quality Assurance checks to include but are not limited to website content (graphics and text), links to outside websites, third-party applications and maps/driving directions. All testing will be completed in a production environment, or any other suitable environment prior to launching in a "live" environment.

14.	Building the Internet Database (Which Shall Remain the Sole Property of CBD): All print or electronic data maintained by BERRY for publishing the Internet Yellow Pages is the property of CBD. It will be maintained and used only for this purpose. BERRY will establish and maintain an accurate Internet database(s) which can be retrieved, manipulated or extracted in a mutually acceptable format, and as reasonably requested by CBD. The intent is to create a repository(ies) of customer-specific information for Marketing/Sales Analyses and capturing all necessary data elements for reconstructing an Internet Yellow Pages in the event of a system collapse or change in the relationship of the parties in this Agreement (see Yellow Pages Database description under DEFINITION section of the Agreement). CBD and BERRY will mutually develop a list of marketing and sales reports depicting various internet related activities to be distributed to CBD on a regular basis. Specific reports and the timing of the delivery of those reports will be mutually agreed upon by CBD and BERRY.

15.

Providing Accurate and Timely Billing Information to CBD to Complete the Client Billing Process: On a mutually agreed upon schedule, but no less than monthly, BERRY will provide CBD, or its bill processing vendor, with a billing tape or similar format of all advertisers in the Internet Directory. The tape will contain all information needed to bill the advertisers. BERRY will develop the mechanism for triggering billing based on a 30 day production schedule and will assist in forecasting billable revenues each month. An electronic summary of all billable units of advertising, new units, revenues, and accounts will also be provided to CBD to perform an analysis of activity. Individual Advertising Contract records will also be made available to CBD.

16.	Production Scheduling: An annual schedule will be mutually developed by CBD and BERRY identifying production times for all Internet products in compliance with the KPI Schedule. The schedule will include itemization of each product, length of time to produce (based on time and motion studies), number of items by product in production queue and average production turnaround times. The intention is to establish a production workflow tool to effectively manage the efficient production based on established upper and lower control limits.

17.	Fee Schedule: CBD and BERRY will mutually develop a Fee Schedule for all services provided in the Internet Production Schedule. The Fee Schedule will be reviewed every six (6) months to determine whether effectiveness has been obtained and whether the fees adequately cover the reasonable expenses of providing services.

18.	Disaster Recovery & Backup: BERRY will establish backup/recovery protocols and/or systems for all of the production functions, and databases that reside on BERRY's servers or the servers of any third party vendors BERRY may bring into the relationship. The intent is for BERRY to ensure minimal server "downtime" and to protect CBD and the integrity of the Internet Directory in the event of a system failure or other event that would require recovery of data.

2003 TARGET/BASELINE INTERNET PRODUCTION SCHEDULE

Activity	Description	Minimum KPI	Objective KPI

Sales Sig	Sales rep closes order in laptop and sends paperwork to Account Maintenance

Account Maintenance	Account Maintenance completes keying and forwards paperwork for Fulfillment

Fulfillment	Fulfillment receives paperwork, closes order with customer and forwards paperwork to Production

Production	Production receives paperwork, completes production work and makes Internet Advertising "live" on Internet website/portal

	Total	48 days	42 days

CBD MEDIA LLC

By:	/s/ Douglas A. Myers
Its:	President and CEO

L.M. BERRY AND COMPANY

By:	/s/ Peter A. Luongo
Its:	President and CEO

SCHEDULE E

MARKETING SCHEDULE

In addition to those services specified in the AGREEMENT, BERRY shall provide an array of marketing services including, but not limited to, the Marketing Services detailed in this Schedule. As market conditions, assigned areas, and products change, the parties hereby agree to regularly meet in an effort to provide those services and products most advantageous to CBD and its customers. To this extent, the service and products hereinafter described may be modified by CBD from time to time during the term of the AGREEMENT.

Further, the reports identified in the following list are dependent upon BERRY’s current contract-processing system and services provided by third-party vendors. Should such system be modified or replaced requiring changes to such reports or reporting capability, or should third-party vendor requirements or availability materially change, BERRY shall make every reasonable attempt to provide comparable services.

CBD, in acknowledgment of the impact of such marketing services, both as to the products and services subject to this AGREEMENT, shall support the marketing plans and sales objectives agreed to by advertising and promotion of new items, printing formats, or configurations, competitive strategies and pricing plans that continue to enhance the usage and value of the product.

I. MARKETING SERVICES

Attached hereto and incorporated herein is a list including, but not limited to, specific marketing services that BERRY will provide to CBD with respect to its Directories on an annual basis, or at the request of CBD to support joint marketing and sales plans. The Schedule of Presentations and Reports will identify specific timing of the primary marketing services provided by BERRY.

(a) Strategic Planning: BERRY and CBD agree to joint strategic planning activities in pursuit of “Best In Class” publishing and sales status. Meetings between the respective marketing, sales, and senior management will occur as outlined in the Schedule of Presentations & Reports. From such meetings would spring core product enhancements, niche product development plans, promotions, pricing strategies, sales effectiveness strategies, and generally ideas that strive to improve yellow pages usage, increase revenue, and improve value to our mutual advertisers. A sample of the topics to be addressed include:

Market Evaluation (situational, economic, and environmental)

Sales goals and objectives

Sales Planning

Sales Training

Product Development Plans & Analysis

Non-revenue enhancements

Operational Plans

Advertising Promotions

Research

Active involvement in the initial and ongoing training for all impacted personnel will be provided in conjunction with the BERRY sales training and production departments. In addition, BERRY Marketing may participate in kick-off and interactive customer events related to new product or enhancement introductions.

(b) BERRY Marketing Action Plan (BMAP): BERRY will provide recommendations for new items for sale, enhancements to existing product lines, and incentive prices for both current and non-advertisers. BERRY and CBD Media will mutually develop and present two annual Marketing and Sales Plans in support of the objectives outlined in the Agreement.

(c) Pricing Objectives: Rate and objective recommendations will be made utilizing BERRY’s pricing methodology with final decisions by CBD. BERRY will provide annual economic forecasts for Cincinnati and Hamilton MSA/s, including estimated price, elasticity of yellow pages, local and regional inflationary forecasts correlated to FIRE indexes or similar criteria.

(d) Market Management System (MMS): Individual item pricing will be completed using BERRY’s proprietary computer-driven rate-schedule-producing system to ensure proper rate relationships among the items sold, proper pricing options and adherence to the overall rate percentages.

(e) General and Local Market Visuals: The BERRY Market Information Team will provide conviction materials as sales aids. BERRY will provide inventory to reinforce the points of sale, promote individual items of sale such as color and size, and provide information geared to specific industries and/or professions. BERRY will also produce local market visuals for CBD, providing specific market information in preparation for a canvass within communicated production deadlines as established by BERRY. All sales support materials will comply with CBD’s branding requirements as detailed in the AGREEMENT, unless agreed to by CBD on a case-by-case basis.

(f) Sales Ally: Sales Ally provides a database of market specific data, segmented by industry and supported in the sales office with computer access. The information provided includes news articles on industry trends as well as comprehensive market specific demographic information for each of the Top 200 headings. Sales Ally also provides other sales support materials such as local market facts, directory enhancement visual aids, industry specific sales visuals as well as core product and Internet collateral. Collateral will be created via:

Business Information Research: NEXIS® is an on-line news service that provides sales representatives the most recent research on their customer’s line of business. BERRY is able to provide articles from NEXIS® to their sales personnel.

Claritas, Inc. Demographics: Standard demographics reports will be provided for all Directories detailing population, income, wealth, age, consumption, etc., for a given directory coverage area. This information helps advertisers understand the demographic make-up of the area that its product serves. This information also is used by BERRY in pricing methodology to determine rate recommendations.

(g) Standard BERRY Headings Resource: Heading information will be provided in an electronic format prior to canvass start, including all classifications that are unique to CBD markets. Heading information will be provided to all sales representatives, sales support and CBD Marketing personnel.

(h) Product Specifications: At the start of each sales campaign, BERRY will provide Sales and CBD Marketing the product specifications of key product offerings for that campaign.

(i) Advertising: CBD to provide design, approval, and funding and present Media Plan at the Marketing Plan Meeting prior to start of new publication cycle.

(j) Competitive Analysis: CBD provides competitive analysis for each of the markets where CBD publishes its Directories. BERRY will provide PCPM information and sales visuals to address competitive situations. Additionally, BERRY will provide ad hoc competitive analysis reports on an as needed basis within a mutually agreed upon timeframe.

(k) Competitive Strategies: BERRY stands ready to provide competitive intelligence as it becomes available from other sources such as, but not limited to, other Independent Publishers, RBOC’s, etc.

(l) Product Research: BERRY and CBD will conduct local and syndicated based distribution and usage research studies to measure consumer possession and use of current Directories on an as needed basis as determined by both parties. Advertiser Focus Groups will also be conducted yearly, on an as needed basis, to obtain customer feedback on product, sales, and competitive issues. This, as well as any product research, will be jointly funded 50/50.

(m) Advertiser Satisfaction Research: Mail surveys will be conducted from random sample of advertisers across all markets as a follow-up on completed sales to measure advertiser satisfaction with sales representatives based on key attributes. CBD will fund all expenses associated with such Advertiser Satisfaction Research. BERRY will provide further analysis by segment and sales representative and comprehensive cover report based upon information gathered in sample research. BERRY sales will conduct customer recontacts on an as needed basis.

(n) Scoping: Prior to any scoping decision being made, BERRY and CBD will jointly determine questions pertaining to potential rescope and include in Possession & Usage survey(s). Future rescopes to be evaluated and cost determination made accordingly.

(o) Standard and Ad Hoc Reports: BERRY’s Product, Pricing, and Data Analysis Teams will provide CBD any reasonable special studies based upon mutually agreeable delivery dates taking into consideration scope of request, current production schedule, timelines, and available resources. In addition to special requests, on-going standard reports will be provided to support market, product and sales analysis. A sample of these standard reports is as follows:

Local and foreign revenue by heading (Top 100)

Revenue Trends by UDAC grouping & sales segment (Listing, Space, Display)

Revenue by pricing plan

Sorting of advertisers by revenue level, increase and decrease (Top 100)

Revenue and account growth by established sales segments

Item Recap

Analysis (revenue, penetration) and action plan for key product offerings

Ad Hoc Requests outside of such sample could be charged reasonable costs and agreed upon by both BERRY and CBD. In addition to BERRY providing standard and ad hoc reports, CBD Media will receive, at the conclusion of each publication cycle, all sales data and the standard reporting data mentioned above on a CD-ROM. BERRY will provide this data utilizing Corporate Date Warehouse and Spartan information resources. Sales assignment data will also be provided to CBD Media on a CD-ROM, thirty days after the beginning of each sales campaign. In the event of a dissolution of the BERRY/CBD Media partnership prior to these timeframes, the data available at that point in time will be provided immediately.

(p) Situational Analysis: BERRY and CBD agree to conduct situational analysis activities for each sales campaign as outlined in the Schedule of Presentations & Reports. This analysis includes a review of the standard reports aforementioned as well as the analysis and action plans for key new product offerings.

(q) Audiotex: Cincinnati Bell Talking Yellow Pages is defined as an audio electronic enhancement to the printed classified directories of CBD. The Talking Yellow Pages includes features such as Talking Ads, Audio Information, Consumer Tips, Fax on Demand, Sponsorships, and Direct Response Audio. This mix of offerings may be expanded to include such other audio electronic services and products as the parties shall mutually agree.

(r) Audio Service Functions: BERRY will perform Audio Service Functions related to the Directories. The Audio Service Functions include but are not limited to the following:

Selling local, regional, and national audio advertising

Customer service

Sales order processing

Production

Analysis and maintenance of call activity reports

Purchase of facilities and maintenance (including telephone lines)

Call handling

Software requirements (including software maintenance)

Computer operations

Information recording and records maintenance

Creation of billing information in a timely manner

Other services required to provide audio services

(s) Audio Information Services: BERRY will provide or cause to be provided the Audio Information Services for delivery through the Talking Yellow Pages in connection with the Directories via telephone at the request of the calling party. The types of information to be delivered include, but are not limited to general information (weather, news, sports, etc.), advertiser oriented information, and special information. The implementation and operation of the services, content control and the selection of the information providers shall be carried out by BERRY with the concurrent of CBD. The Cincinnati Bell Talking Yellow Pages telephone number 513-333-4444 is currently and shall remain the sole and exclusive property of CBD Media LLC. This telephone number will be loaned to BERRY for its use solely in the performance of its audio service obligations in connection with this AGREEMENT. Upon termination or expiration of this AGREEMENT for any reason, BERRY will promptly transition this telephone number and these audio services in concurrent with a plan established by CBD Media.

(t) Information Summits: BERRY will coordinate Marketing Summit Meetings with BellSouth and CBD on a minimum of an annual basis.

CBD MEDIA LLC

By:	/s/ Douglas A. Myers
Its:	President and CEO

L.M. BERRY AND COMPANY

By:	/s/ Peter A. Luongo
Its:	President and CEO

SCHEDULE F

NATIONAL MARKETING SCHEDULE

In addition to those service specified in the AGREEMENT, BERRY shall provide sales, marketing, and support activities to the National Advertisers for the Directories as follows:

NATIONAL SALES, MARKETING, AND SUPPORT SERVICES

Manage	all contract/order processing functions to facilitate National Sales advertising, including:

1. VAN maintenance and ELITE support and training

2. Price and order specification verification

3. Support file maintenance

4. Order query process

5. Manage and process late order requests in conjunction with CBD Media where needed

6. Marketing and billing extract fulfillment

BERRY shall update and maintain rates, special pricing, and other sales data for all CBD Directories in YPIMA’s Rate and Database.

BERRY shall provide all day-to-day functions as well as sales canvass planning appropriate to managing the CMR relationship including:

1. Administer all CMR requests, including inbound call answering

2. Provide tear page or equivalent advertising verification

3. Proactive account planning, direct communications, presentations and advertising recommendations to CMRs

4. Administer all local to national and national to local order discrepancies and transfers

5. Assist CBD to develop and administer incentive-based commission programs to CMRs

6. Develop and communicate sales collateral material, product binder (print and electronic formats), product and price changes, and E-Mail/E-Link updates to CMRs.

BERRY shall provide product, directory and sales performance management reports to CBD including:

1. Weekly updates by directory

2. Sales results by CMR, BERRY representative, product/UDAC or other appropriate criteria necessary to manage National Advertising

3. Develop Forecasting Reports using statistical analysis and benchmarking vs. BAPCO markets and BNI data.

BERRY shall facilitate long-term revenue growth via:

1. Leveraging BNI and BERRY marketing expertise to develop specific marketing strategy, sales positioning, publisher image enhancement, and sales collateral material

2. Complete market/audience analysis for CBD products/services represented by top twelve (12) advertising producing CMRs

3. Creation of regional buying opportunities by establishing common marketing programs for potential advertising in BERRY’s major telco clients

4. Work with CBD to establish CMR employee incentives, incentive for sales in CBD products or development of CMR relationship building events

5. Retain the services of appropriate personnel necessary to provide a level of staffing that is similar to that provided to CBD today which includes two national sales managers and one support person to promote CBD and other major BERRY publishers within the CMR and National Yellow Page advertiser market

6. Implement Premise meetings with top CMRs covering the top 20 accounts by Campaign (60% total NYPS revenue).

7. The National Sales Managers dedicating, at a minimum, 75% of their time to Cincinnati Bell Yellow Pages national sales.

CBD MEDIA LLC

By:	/s/ Douglas A. Myers
Its:	President and CEO

L.M. BERRY AND COMPANY

By:	/s/ Peter A. Luongo
Its:	President and CEO

SCHEDULE G

ANNUAL SCHEDULE OF PRESENTATIONS AND REPORTS

Date	Activity

January	Second Strategic Planning Meeting for Upcoming Year Metro 66% Sales Review

February	Joint CBD Media/Berry Suburban Marketing & Sales Plan Presentation Weekly Metro Sales Forecast Meetings

March	Third Strategic Planning Meeting for Upcoming Year Weekly Metro Sales Forecast Meetings

April	Suburban Pre-Canvass Sales Plan Presentation

May

Fourth and Final Strategic Planning Meeting for Upcoming Year

Topline Discussion of Sales Results from Metro Campaign

Situation Analysis for Prior Metro Campaign

Pricing Analysis and Recommendation for Upcoming Year

Suburban 33% Sales Review

June	Joint CBD Media/Berry Metro Marketing & Sales Plan Presentation Sales Post Canvass Metro Review Suburban 66% Sales Review

August	Weekly Suburban Sales Forecast Meetings

Metro Pre-Canvass Sales Plan Presentation

November	Topline Discussion of Sales Results from Suburban Campaign First Strategic Planning Meeting for Upcoming Year Sales Post Review – Suburban Canvass Metro 33% Sales Review

December	Situational Analysis for Suburban Campaign

CBD MEDIA LLC

By:	/s/ Douglas A. Myers
Its:	President and CEO

L.M. BERRY AND COMPANY

By:	/s/ Peter A. Luongo
Its:	President and CEO

SCHEDULE H

KEY PERFORMANCE INDICATORS (KPI) SCHEDULE

The establishment, structure, and administration of Key Performance Indicators (“KPIs”) are designed to clearly articulate target performance levels in marketing, sales, customer service, pre-press and Internet production areas. Additionally, KPIs provide clear contractual performance expectations for BERRY that could potentially result in earning additional compensation based upon performance.

KPI Structure:

•	7 KPIs are established, consisting of Tier 1 and Tier 2 metrics which are variable and will be established each year of the contract period.

•	4 KPIs are established, consisting of Tier 3 metrics which are deemed standard operating metrics and will remain fixed throughout the contract period. These KPIs are important underlying drivers of the business and will be used to calculate the annual KPI score. If Objective level performance is not achieved for three of the four metrics, one point will subtracted from the overall KPI score for Tier 1 and Tier 2 metrics. For each additionally Tier 3 metric not met at the objective level, an additional point will be subtracted from the overall KPI score for Tier 1 and Tier 2 metrics. The “net” score will be used to measure overall performance and resulting consequences.

•	A two-tiered KPI performance structure will be implemented

1.	Minimum KPI = “Industry Average” Performance

2.	Objective KPI = “Above Industry Average” Performance

•	A financial component is included in the structure that will allow BERRY to be eligible to earn $100,000 annually based upon “Industry Average” or $150,000 annually for “Above Industry Average” performance. Conversely, should KPI’s performance achieve “Below Industry Average,” for two consecutive years, CBD has the right to invoke the Termination provision of the Agreement. This right is at the sole discretion of CBD.

Variable KPIs:

Tier One	Tier Two

• Revenue Growth	• Claim Turnaround

• Quality (Revenue Adjustments)	• Production Cycle Time – Print

• Customer Satisfaction	• Production Cycle Time – Internet

Sales to Account Maintenance

Account Maintenance to Fulfillment

Fulfillment to Production

Production Completion

• Trouble Ticket Resolution (Internet)

Fixed KPIs:

Tier Three

• Customer Service Call Handling	• Spec Art Turnaround

• Advertiser Contact	• Advertising Proof Turnaround

New Connect Turnaround

Advertisers over $100

Mail Accounts

KPI Administration:

•	Minimum and Objective performance level for Tier Three (fixed) KPIs will be finalized at date of execution of the AGREEMENT by both parties, with a provision to modify anytime by mutual consent of both parties.

•	Minimum and Objective performance level for Tier One and Tier Two KPIs will be finalized by September 1 of each year. The objective is to integrate the variable KPI performance levels and Marketing Plan within the same framework (i.e. the Marketing and Sales Plan support the achievement of Objective KPI performance).

•	The establishment of KPIs which cannot be mutually agreed upon will be resolved utilizing the Dispute Resolution Procedure outlined in this AGREEMENT.

•

The achievement of KPI performance will be measured from September to August each year to coincide with the annual Sales Campaign cycle. The Customer Satisfaction component of the KPI reporting will begin with the December Quarterly Wave and end with the September Quarterly Wave to coincide with the annual sales campaigns. Performance will be measured annually with performance determined using the Final August KPI Report issued by BERRY and approved by CBD.

•	Three performance outcomes are possible under the two-tier Minimum and Objective KPI structure:

1.	Performance “Above Industry Average” = $150,000 KPI Performance incentive.

2.	Performance “At Industry Average” = $100,000 KPI Performance incentive.

3.	Performance “Below Industry Average” = should BERRY achieve below industry average performance in any two (2) consecutive years over the term of the agreement, the agreement could be terminated. The consequence of this event is at the sole discretion of CBD.

•	To determine if BERRY’s overall performance is above, at, or below industry standard performance, a point system will be utilized. Based on BERRY’s performance within each of the seven (7) KPIs the following points are awarded:

	Points for KPI
Performance	Tier One	Tier Two

Objective KPI (Above Industry)	3	2

Minimum KPI (At Industry)	1	1

Missed KPI (Below Industry)	0	0

•	BERRY will develop and submit a monthly KPI Report to CBD, which tracks BERRY’s performance against Minimum and Objective KPI levels.

•	BERRY’s overall performance is based on the total points accumulated as a result of performance in each of the 7 variable KPIs.

Total Points	Overall Performance	Consequences
15-17	Above Industry Average	$150,000 KPI performance incentive

7-14	At Industry Average	$100,000 KPI performance incentive

0-6	Below Industry Average	Potential termination of Agreement

The above Total Points are subject to adjustment based on achieving objective level performance for Tier 3 metrics as described above.

KPI SCHEDULE

Tier One:

1. Revenue Growth

The objective of the Revenue Growth KPI is to annually increase the aggregate revenue from local, foreign, and national advertising, including Internet and other “non-traditional” revenue sources from which BERRY has sales responsibility. CBD strongly supports customers choosing the sales channel that best satisfies their advertising and servicing needs within CBD’s existing guidelines.

•	Performance Criteria:

-	Minimal KPI = [*]

-	Objective KPI = [*]

•	Given the wide range of revenue forecasts, a structure whereby several revenue sources will be used to develop the annual “Industry Average.” The annual “Industry Average” will be the weighted average of the sources listed below. The following sources have been selected due to their relative accuracy, general availability and representation of industry performance.

(a)	YPIMA’s reported actual revenue growth for Regional Bell Operating Companies (RBOC) for the previous calendar year as coordinated and supplied by YPIMA. The forecast will include all local and national advertising revenue, including Internet. This component will carry a 50% weighting factor used in determining the overall “Industry Average.”

In the unlikely event YPIMA is unable to provide an industry growth report, both

[*]	Certain information on this page has been omitted and filed separtely with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

parties agree to use, and mutually agree upon selecting an alternative third-party source. If both parties can not agree upon an alternative third-party source, the “Industry Average” measure will be based solely (100%) on the weighted average of the select markets defined in (b).

(b)	The weighted average of actual sales performance for select and comparable markets within the Bell South Region (“BAPCO”), Berry’s South Central Area (“SCA”) and Berry’s Independent Line of Business (“BILOB”), excluding CBD revenue. This component will carry a 50% weighting factor used in determining the overall “Industry Average,” unless provision in (a) above is executed. Select markets are as follows:

“BAPCO”- Atlanta, Miami, Fort Lauderdale, Orlando and Charlotte

“SCA”- New Orleans, Nashville, Louisville, Knoxville and Memphis

“BILOB”-Rochester and Anchorage

•	Given the timing of actual revenue performance reporting, it is acknowledged the Minimum and Objective performance levels established at the September 1 deadline will act as a placeholder. Actual performance at the end of the annual cycle will be measured against Industry Average, as determined and calculated above, once the final reported revenues are made available. For calculating the Final revenue; YPIMA’s year–end report will be used, published approximately in February of each year, and the BAPCO, SCA and BILOB final sales reports will be used (the later will be provided once the final sales results are made available, but no later than January 31st of the calendar year after the month of publication.

2. Quality

The objective of the Quality KPI is to reduce sales and pre-press errors by establishing performance levels for claim adjustments, for which BERRY has operational and financial responsibility. [*]

•	Performance Criteria*:

-	Minimal KPI = [*]

-	Objective KPI = [*]

*-	The above Minimum and Objective level targets will remain in effect throughout the term of the Agreement, unless mutually agreed upon by both parties.

3. Customer Satisfaction

The objective of the Customer Satisfaction KPI is to improve advertisers’ perceived satisfaction relative to the sales responsibilities performed by BERRY on behalf of CBD. The KPI focuses exclusively on sales servicing satisfaction factors.

CBD may modify the questionnaire, with input from BERRY. CBD is responsible for conducting the Customer satisfaction research on a quarterly basis. Due to the difficulty in obtaining adequate sample sizes, the number of samples may vary for quarter to quarter and therefore the timing of reporting results may change. CBD will plan to conduct the Customer Satisfaction research each quarter. KPI will be based on aggregate satisfaction scores during each year as measured from September to August.

•	Performance Criteria:

-	Minimal KPI = [*]

[*]	Certain information on this page has been omitted and filed separtely with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

-	Objective KPI = [*]

Tier Two:

1) Claim Turnaround (Response)

The objective of the Claim Turnaround KPI is to ensure all customer complaints and inquiries of advertisers relating to the Directories are responded to and resolved within a set period of time. BERRY shall provide a monthly report which details the number of complaints and inquiries received, average response time, and resolution status of claims.

•	Performance Criteria:

-	Minimal KPI = [*]

-	Objective KPI = [*]

* A claim is considered closed when a customer accepts BERRY’s explanation and/or revenue adjustment, or upon delivery of a final offer which clearly informs the advertiser of the offer, consequences and remedies. A claim may go beyond the 90 day period, without negatively impacting KPI performance, if both parties mutually agree to postpone resolution due to legal ramifications or other issues that are not in the best interests of the advertiser, BERRY, or CBD.

2) Production Cycle Time

The Product Cycle Time KPI targets the aggregate reduction of “Production Cycle” time for all Directories. “Production Cycle” is defined as the actual number of business days from the sales close date to the date of shipments of negatives, positives, and/or final materials required to manufacture the directories.

•	Performance Criteria:

[*]	Certain information on this page has been omitted and filed separtely with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

-	Minimal KPI = [*]

-	Objective KPI = [*]

3) Production Cycle Time – Internet

The Product Cycle Time KPI targets the aggregate production time for producing all Internet products that BERRY has Sales responsibility. “Production Time” is defined as the actual number of business days from contract signature to production completion in a “live” environment, which includes quality assurance. “Production time” is comprised of four distinct activities (Sales Processing, Order Entry processing, Completion of Fulfillment Services, and Completion of Production), however, the KPI will be based on the aggregate number of business days for entire process. BERRY is responsible for establishing a Production tool to be used as the tracking mechanism.

Performance Criteria:

-	Minimal KPI -

[*]

-	Objective KPI -

[*]

4) Trouble Ticket Resolution (Internet)

Trouble Ticket Resolution is defined as the time (as measured in business days) required to remedy technical-related problems related to Internet advertising sold by BERRY. The process, and measurement, begins at the time a customer notifies BERRY of the problem and ends once the problem is resolved. Berry will establish a Trouble Ticket database to monitor

[*]	Certain information on this page has been omitted and filed separtely with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and report progress. Trouble ticket problems, as defined below, may fall into different categories. However, the intent is to measure the average number of days to resolve the trouble ticket problems, which will eventually lead to improved customer satisfaction, product performance and ultimately revenue opportunities.

General Trouble Ticket Definitions:

-	Category 1- (i.e. Broken links, Misplaced advertising, Incorrect Map location, Incorrect listing data, website text changes).

-	Category 2- (i.e. Website design changes, Online Info Ad change, and other Art Work changes)

Performance Criteria:

-	Minimum KPI-

[*]

-	Objective KPI-

[*]

Tier Three (Fixed):

1. Customer/Advertiser Contact

The objective of the Customer Contact KPI is to support the achievement of revenue and market growth by establishing time requirements for personally contacting each advertiser and new business customer.

•	Performance Criteria:

-	Minimal KPI =

[*]	Certain information on this page has been omitted and filed separtely with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]

-	Objective KPI =

[*].

2. Customer Service Call Handling

The objective of the Call Handling KPI is to ensure that telephone calls to BERRY’s Customer Service Department are professionally answered in an expeditious manner. Measurement of this KPI will utilize BERRY’s telephonic equipment call management software.

CBD and BERRY will mutually agree on the telephone call answering management reports, which then become the auditable measure of KPI attainment. Attainment is based on the aggregate call answering percentage from September to August.

•	Performance Criteria:

-	Minimal KPI = [*]

-	Objective KPI = [*]

3. Spec-Art Turnaround

The objective of the Spec-Art Turnaround KPI is to provide advertisers with a piece of customized spec-art within a pre-determined timeframe. This KPI focuses on BERRY’s internal pre-press abilities to develop and forward spec-art to sales in an expeditious fashion. The interval is measured from the date the spec-art copy is received in BERRY’s graphics office to the date that is mailed out of BERRY’s graphics office using one (1) day express

[*]	Certain information on this page has been omitted and filed separtely with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

mail.

•	Performance Criteria:

-	Minimal KPI = [*]

-	Objective KPI = [*]

4. Advertising Proof Turnaround

The objective of the Advertising Proof Turnaround is to provide advertisers with a proof of all new or changed display unit advertising within a predetermined time after a sales contract is executed. All new or changed paid display advertising is required to have proofs sent to advertisers if materials are received ten (10) days prior to agree upon final materials acceptance deadline.

The interval is measured from the date the display ad materials are mailed to BERRY’s graphics office to the date proofs are mailed to sales representatives using one (1) day express mail.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

•	Performance Criteria:

-	Minimal KPI = [*]

-	Objective KPI = [*]

CBD MEDIA LLC

By:	/s/ Douglas A. Myers

Its:	President and CEO

L.M. BERRY AND COMPANY

By:	/s/ Peter A. Luongo

Its:	President and CEO

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.